Exhibit 4.1

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

[1295 State Street

Springfield, MA 01111-0001]

[1-800-272-2216]

FINAL DRAFT - 11/04/05

Massachusetts Mutual Life Insurance Company (Company) will make annuity payments, in accordance with the provisions of this Contract.

This Contract is issued by the Company at its Home Office, [1295 State Street, Springfield, Massachusetts 01111-0001], on the Issue Date. The Contract is issued in exchange for the payment of the Purchase Payment.

RIGHT TO EXAMINE CONTRACT: [The Contract Owner has the right to return this Contract. This Contract may be returned to the Company for any reason within [ten (10)] calendar days after its receipt by the Contract Owner. It may be returned by delivering or mailing it to the Company at its Annuity Service Center. When this Contract is received by the Company it will be voided as if it had never been in force. Upon its return, the Company will refund the Contract Value plus any Sales Charge, if applicable, within seven days after receipt of this Contract by the Company at its Annuity Service Center.]

THIS IS A LEGAL CONTRACT BETWEEN

THE CONTRACT OWNER AND THE COMPANY

READ YOUR CONTRACT CAREFULLY

[ ]	[ ]

[SECRETARY]	[PRESIDENT]

INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT

WITH SINGLE PURCHASE PAYMENT

THIS CONTRACT IS PARTICIPATING. HOWEVER, WE DO NOT EXPECT THAT ANY DIVIDENDS WILL BE PAYABLE ON THIS CONTRACT.

ANNUITY PAYMENTS, WITHDRAWAL VALUES AND THE DEATH BENEFITS PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

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TABLE OF CONTENTS

CONTRACT SCHEDULE	5

DEFINITIONS	6

PURCHASE PAYMENT PROVISIONS	9
Purchase Payment	9
Allocation of Purchase Payment	9

PRINCIPAL PROTECTION PROVISIONS	9
Principal Protection	9
Benefit Period	9
Benefit Period Expiration Date	9
Renewal Notification and Election Period	10
Separate Account Benefit Protection	11
Separate Account Benefit Protection Determination	11

FIXED ACCOUNT PROVISIONS	12
Fixed Account	12
Guaranteed Interest Rate	12
Renewal Guaranteed Interest Rates	12
Fixed Account Value	12
Fixed Account Withdrawal Value	12
Fixed Account Value Reduction Upon Partial Withdrawal	12
Market Value Adjustment for Partial Withdrawal	13
Market Value Adjustment for Total Withdrawal	13
Market Value Adjustment Factor	13

SEPARATE ACCOUNT PROVISIONS	14
Separate Account	14
Valuation of Assets	14
Accumulation Units	14
Accumulation Unit Value	15
Separate Account Value	15
Separate Account Withdrawal Value	15
Sales Charge	16
Mortality and Expense Risk Charge	16
Administrative Charge	16
Annual Contract Maintenance Charge	16

TRANSFER PROVISIONS	16
Transfers	16
Transfers During the Accumulation Period	16
Transfers During the Annuity Period	17

WITHDRAWAL PROVISIONS	17
Withdrawals	17
Contingent Deferred Sales Charge	18
Free Withdrawal Amount	18
Impact of Withdrawals	18

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SPECIAL WITHDRAWAL BENEFIT PROVISIONS	19
Home Health Care – Withdrawal benefit	19
Nursing Home – Withdrawal Benefit	20
Terminal Illness – Withdrawal Benefit	20

PROCEEDS PAYABLE ON DEATH	21
Death of Contract Owner During the Accumulation Period	21
Death of Annuitant During the Accumulation Period	21
Death Benefit Amount During the Accumulation Period	21
Death Benefit Payout Options During the Accumulation Period	22
Death of Contract Owner During the Annuity Period	23
Death of Annuitant During the Annuity Period	23
Payment of Death Benefit	23
Beneficiary	23
Change of Beneficiary	23

SUSPENSION OR DEFERRAL OF PAYMENTS PROVISION	24

ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS	24
Annuitant	24
Contract Owner	24
Joint Contract Owners	24
Assignment of the Contract	25

GENERAL PROVISIONS	25
The Contract	25
Contract Changes by the Company	25
Contract Changes by the Contract Owner	25
Contract Termination	25
Incontestability	26
Misstatement of Age or Sex	26
Non-Business Days	26
Participating	26
Premium and Other Taxes	26
Protection of Proceeds	27
Regulatory Requirements	27
Reports	27

ANNUITY PROVISIONS	28
Annuity Guidelines	28
Annuity Payments	29
Fixed Annuity	29
Variable Annuity	29
Annuity Units and Payments	29
Annuity Unit Value	29
Annuity Options	30
Annuity Option 1 - Life Income	30
Annuity Option 2 - Life Income with Period Certain	30
Annuity Option 3 - Joint and Last Survivor Annuity	30
Annuity Option 4 - Joint and 2/3 Survivor Annuity	30

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Annuity Option 4 - Joint and Last Survivor Annuity with Period Certain	30
Annuity Option 5 - Period Certain Annuity	30

ANNUITY RATES	31
Mortality and Expense Guarantee
FIXED ANNUITY RATES
Fixed Annuity Rates Table 1
Fixed Annuity Rates Table 2
Fixed Annuity Rates Table 3
Fixed Annuity Rates Table 4
VARIABLE ANNUITY RATES
Variable Annuity Rates Table 5
Variable Annuity Rates Table 6
Variable Annuity Rates Table 7
Variable Annuity Rates Table 8

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INSERT SCHEDULE PAGES 5A + HERE

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DEFINITIONS

ACCUMULATION PERIOD. The period prior to the full annuitization of the Contract.

ACCUMULATION UNIT. A unit of measure used to determine the value of the Contract Owner’s interest in a Sub-Account of the Separate Account during the Accumulation Period.

AGE. The age of any Contract Owner or Annuitant on his/her birthday nearest the date for which age is being determined. For purposes of determining age, if the Contract is owned by a non-natural person, then age shall mean the age of the Annuitant on his/her birthday nearest the date for which age is being determined.

ANNUITANT. The primary person upon whose life Annuity Payments are to be made. On or after the Annuity Date, the Annuitant shall also include any Joint Annuitant.

ANNUITY DATE. The date on which Annuity Payments are assumed to begin. The Annuity Date is shown on the Contract Schedule.

ANNUITY PAYMENTS. The series of payments that will be made pursuant to any Annuity Option selected.

ANNUITY OPTIONS. Options available for Annuity Payments.

ANNUITY PERIOD. The period, which begins on the Annuity Date and ends with the last Annuity Payment.

ANNUITY SERVICE CENTER. The office indicated on the Contract Schedule of this Contract, or other location(s) specified by the Company to which notices, requests and the Purchase Payment must be sent. All sums payable by the Company under this Contract are payable only from the Annuity Service Center, or other location(s) specified by the Company.

ANNUITY UNIT. A unit of measure used to determine the amount of each Variable Annuity Payment after the Annuity Date.

BENEFICIARY. The person(s) or entity(ies) designated on the Company records to receive the death benefit provided by this Contract.

BENEFIT PERIOD. A period of time offered by the Company and selected by the Contract Owner during which the Principal Protection Benefit is in effect.

COMMUTED VALUE. This equals the present value of remaining guaranteed Annuity Payments that are converted into a lump sum. The Commuted Value may be available under certain Annuity Options.

CONTRACT ANNIVERSARY. An anniversary of the Issue Date of this Contract.

CONTRACT SCHEDULE DATE. The effective date of any Contract Schedule. A Contract Schedule bearing the latest Schedule Date will supersede all previous Contract Schedules.

CONTRACT OWNER. The person(s) or entity(ies) entitled to the ownership rights stated in this Contract.

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CONTRACT VALUE. The sum of the Separate Account Value and the Fixed Account Value during the Accumulation Period.

CONTRACT YEAR. The first Contract Year is the annual period, which begins on the Issue Date. Subsequent Contract Years begin on each anniversary of the Issue Date.

ELIGIBLE INVESTMENT. An investment entity into which assets of the Separate Account will be invested.

FIXED ACCOUNT. Investment choice(s) within the General Account, which may be selected during the Accumulation Period.

FIXED ANNUITY. A series of payments made during the Annuity Period, which are guaranteed as to dollar amount by the Company.

GENERAL ACCOUNT. The Company’s general investment account, which contains all the assets of the Company with the exception of the Separate Account and other segregated asset accounts.

ISSUE DATE. The date on which this Contract became effective.

MARKET VALUE ADJUSTMENT. If a withdrawal is made outside of a Window Period, the amount of the withdrawal from the Fixed Account will be adjusted in accordance with the then current interest rate environment.

NET PURCHASE PAYMENT. A Purchase Payment less any Premium Tax assessed by any state or other jurisdiction, and less any Sales Charge, if applicable.

PREMIUM TAX. A tax imposed by certain states and other jurisdictions when a Purchase Payment is made, when Annuity Payments begin, or when the Contract is surrendered.

PRINCIPAL PROTECTION BENEFIT. The Principal Protection Benefit provides that an elected portion of the Purchase Payment will be protected from the Issue Date for a selected period of time. The benefit may be renewed to protect an elected portion of the Contract Value.

PURCHASE PAYMENT. During the Accumulation Period, a payment made by or on behalf of a Contract Owner with respect to this Contract.

SEPARATE ACCOUNT. The Company’s Separate Account(s) designated on the Contract Schedule.

SERIES. A segment of an Eligible Investment, which constitutes a separate and distinct class of shares into which assets of a Sub-Account will be invested.

SPOUSE. A term as defined by the laws of the state under which this Contract is issued.

SUB-ACCOUNT. Separate Account assets are divided into Sub-Account(s), which are listed on the Contract Schedule. Assets of each Sub-Account will be invested in shares of an Eligible Investment or a Series of an Eligible Investment.

VALUATION DATE. Each day on which the Company, the New York Stock Exchange (“NYSE”) and the Eligible Investments are open for business.

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VALUATION PERIOD. The period of time beginning at the close of business of the NYSE on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ANNUITY. An annuity with payments which vary as to dollar amount in relation to the investment performance of specified Sub-Account(s) of the Separate Account.

WINDOW PERIOD. The last thirty (30) calendar days of the Benefit Period, during which the Contract Owner may withdraw or annuitize all or a portion of the Contract Value without a Contingent Deferred Sales Charge (CDSC) or Market Value Adjustment (MVA).

WRITTEN REQUEST. A request in writing and in a form satisfactory to the Company, which is received by the Annuity Service Center. The Company may consent to receiving requests by recorded line at our Annuity Service Center.

WRITTEN NOTICE. Any notice that the Company sends to the Contract Owner will be sent to the Contract Owner’s last known address, unless the Contract Owner requests otherwise via Written Request. The Contract Owner must promptly provide the Company with notice of any Contract Owner address change.

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PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENT. The Purchase Payment is the premium paid by the Contract Owner for which this Contract is issued. The Purchase Payment is due on the Issue Date and is subject to the minimum and maximum amounts shown on the Contract Schedule. A Purchase Payment that exceeds the maximum amount must be pre-approved by the Company. For maximum amounts based on the Age of the Contract Owner, when there are Joint Owners, Age refers to the oldest Joint Contract Owner. If the Contract is owned by a non-natural person, then Contract Owner shall mean Annuitant.

All payments received within sixty (60) calendar days of the date of the application will be considered part of a single Purchase Payment, if all necessary paperwork is received in a form satisfactory to the Company. Any such payment(s) must be identified at the time the Contract is issued. No additional Purchase Payment may be made after sixty (60) calendar days have elapsed since the date the application and all necessary paperwork are received in a form satisfactory to the Company.

The Company reserves the right to reject any Purchase Payment.

ALLOCATION OF PURCHASE PAYMENT. The allocation of the Net Purchase Payment is made in accordance with the selection made by the Contract Owner at the time the Contract is issued.

The Contract Owner may have the Net Purchase Payment allocated to the Separate Account(s) and Fixed Account subject to the conditions imposed on such allocations by the Company. The minimum and maximum allocation of any Net Purchase Payment to the Separate Account and Fixed Account will be limited to a percentage of the Purchase Payment as shown on the Contract Schedule.

If the Purchase Payment and forms required to issue a Contract are in a form satisfactory to the Company, the Net Purchase Payment will be credited to the Contract within two (2) business days after receipt at the Annuity Service Center.

PRINCIPAL PROTECTION PROVISIONS

PRINCIPAL PROTECTION. Subject to the provisions of this Contract, an elected portion of the Purchase Payment will be protected from the Issue Date for a selected period of time. The Principal Protection is supported by allocations to the Fixed Account and the Separate Account. The level of Principal Protection and the period of time the protection will be in effect are chosen at the time of application. On the Benefit Period Expiration Date the Contract Valuemay be adjusted to reflect the Principal Protection Benefit.

At the expiration of the selected Benefit Period, and subject to the provisions of the Contract, the Contract Owner may elect to renew the protection at the then current Contract Value.

BENEFIT PERIOD: The Benefit Period will be selected by the Contract Owner. The initial Benefit Period begins on the Issue Date and ends on the Benefit Period Expiration Date. Subsequent Benefit Periods may be selected by the Owner subject to the provisions of this Contract and to the Benefit periods then being offered by the Company to Contract Owners.

BENEFIT PERIOD EXPIRATION DATE: The Benefit Period Expiration Date is the last day of a Benefit Period. The Benefit Period Expiration Date is the date on which the Company calculates the Principal Protection value. It is the only date that the Principal Protection value can be transferred, withdrawn, or annuitized.

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RENEWAL NOTIFICATION AND ELECTION PERIOD: Prior to the Window Period, the Company will notify the Contract Owner by Written Notice of the renewal options. If the Company receives a Written Request up to three (3) business days before the Benefit Period Expiration Date, the Contract Owner may elect a renewal Benefit Period and one of the following for such renewal Benefit Period from any of the options then being offered by the Company to Contract Owners:

•	the renewal Principal Protection Benefit Percentage, and the Company will determine the renewal allocations to the Fixed Account and the Separate Account; or

•	the renewal allocations to the Fixed Account and the Separate Account within the guidelines established by the Company, and the Company will determine the renewal Principal Protection Benefit Percentage.

In addition to the other rights under the Contract, during the 30 day Window Period, the Contract Owner may elect to:

•	request to withdraw or annuitize the Contract Value without a Contingent Deferred Sales Charge (CDSC) or a Market Value Adjustment (MVA); the Company will process the transaction on the Benefit Period Expiration Date, or

•	transfer the Contract Value to any other investment choice offered by the Company under this Contract; the Company will determine if the alternative investment choice will participate in the Principal Protection Benefit; the Company will process the transfer on the Benefit Period Expiration Date.

If the Contract Owner has not elected otherwise by Written Request, a renewal Benefit Period will begin as of the Benefit Period Expiration Date for the same number of years as the period just ended, and the applicable Principal Protection Benefit Percentage established by the Company. If the Company is not then offering to Contract Owners the same Benefit Period as the period just ended, the renewal period will be the next shorter Benefit Period and the applicable Principal Protection Benefit being offered to Contract Owners by the Company. In the event that no shorter Benefit Period is available, the renewal period will be the shortest Benefit Period and applicable Principal Protection Benefit being offered by the Company to Contract Owners.

A renewal period cannot be less than twelve (12) months and cannot extend beyond the latest permitted Annuity Date. If the period from the Benefit Period Expiration Date to the latest permitted Annuity Date is less than the shortest Benefit Period then being offered to Contract Owners by the Company, a renewal Benefit Period will not be offered. In this case, the Contract Owner may elect:

•	to fully annuitize the Contract Value; or

•	to make a total withdrawal of the Contract Value; or

•	transfer the Fixed Account Value and the Separate Account Value of Sub-Accounts eligible for Principal Protection to another investment choice under this Contract.

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The Contract Owner must notify us of their election by Written Request up to three (3) business days before the Benefit Period Expiration Date. If the Company does not receive the Contract Owner’s election, the Fixed Account Value and the Separate Account Value of Sub-Accounts eligible for Principal Protection will be transferred to another investment choice under this Contract.

For any Sub-Account(s) not participating in the Principal Protection Benefit, an annual credit will be applied. The minimum annual credit that can be applied is shown on the Contract Schedule. Applicable credits will be calculated based on the Separate Account Value of such Sub-Account(s) determined as of the end of the Contract Year. On the Contract Anniversary, the credit will be applied proportionately to these Sub-Account(s) as of the date of the calculation.

As of the latest permitted Annuity Date, the Contract Owner must either commence Annuity Payments with the remaining Contract Value or make a full withdrawal of the Contract Value, and thereby terminate all of the Contract Owner’s rights and interests in the Contract.

SEPARATE ACCOUNT PROTECTION BENEFIT. The Separate Account Protection Benefit is established for the sole purpose of determining a minimum Contract Value attributable to the Separate Account after a specified period of time. For the initial Benefit Period, this benefit amount is equal to a percentage of the Separate Account portion of the Purchase Payment, as shown on the Contract Schedule, adjusted for any subsequent withdrawals. For each renewal Benefit Period, the benefit amount is equal to a percentage of the Separate Account Value participating in the Principal Protection Benefit determined as of the beginning of such renewal Benefit Period, adjusted for any subsequent withdrawals.

SEPARATE ACCOUNT PROTECTION BENEFIT DETERMINATION. The initial Benefit Period begins on the Issue Date, and is shown on the Contract Schedule. The benefit is only available on the Benefit Period Expiration Date. On the Benefit Period Expiration Date, shown on the Contract Schedule if the Separate Account Protection Benefit amount exceeds the applicable Separate Account Value, the Company will increase the Separate Account Value to equal the Separate Account Protection Benefit amount.

•	During the initial Benefit Period the applicable Separate Account Value for this purpose is the Purchase Payment attributable to the Separate Account adjusted for withdrawals and investment experience. If the applicable Separate Account Value exceeds the Separate Account Protection Benefit amount, no increase in Separate Account Value will occur.

•	During a renewal Benefit Period the applicable Separate Account Value for this purpose is the Separate Account Value as of the beginning of the renewal Benefit Period adjusted for withdrawals and investment experience. If the applicable Separate Account Value exceeds the Separate Account Protection Benefit amount, no increase in Separate Account Value will occur.

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FIXED ACCOUNT PROVISIONS

FIXED ACCOUNT. The Fixed Account is an investment choice within the General Account. A Guaranteed Interest Rate and Benefit Period will be assigned as of the Issue Date or a date a Transfer is applied to the Fixed Account, subject to the terms of the Contract.

GUARANTEED INTEREST RATE: The interest rate credited to the Fixed Account will be set periodically by the Company and will never be less than the Minimum Guaranteed Interest Rate shown on the Contract Schedule. A Guaranteed Interest Rate will be specified for each Fixed Account Benefit Period.

RENEWAL GUARANTEED INTEREST RATES: A Written Notice of the renewal Guaranteed Interest Rate for each available Benefit Period will be sent to the Contract Owner by the Company before each Benefit Period Expiration Date. The renewal Guaranteed Interest Rate will be no less than the Minimum Guaranteed Interest Rate shown on the Contract Schedule.

FIXED ACCOUNT VALUE: The Fixed Account Value represents the Contract Owner’s interest in the Fixed Account. The Fixed Account Value on the Contract Issue Date is equal to the Net Purchase Payment applicable to the Fixed Account. On any day after the Contract Issue Date, the Fixed Account Value is equal to (a) multiplied by (b), and the result reduced by (c) and increased by (d), where:

(a) is the previous valuation day’s Fixed Account Value; and

(b) is the sum of one (1) plus the daily interest rate equivalent of the Guaranteed Interest Rate; and

(c) is any Fixed Account Value Reduction and any transfers from the Fixed Account made on the valuation day; and

(d) any transfers to the Fixed Account.

FIXED ACCOUNT WITHDRAWAL VALUE: A Market Value Adjustment will occur if the Contract Owner elects to make a partial or total withdrawal outside of a Window Period. However, the adjustment is limited to the extent that the Fixed Account Value cannot be less than the Fixed Account Value, which would result from a Guaranteed Interest Rate as specified in the Contract Schedule. Outside of a Window Period, the total Fixed Account Withdrawal Value is equal to (a) minus (b) minus (c) plus (d), minus (e), where:

(a) is the Fixed Account Value on the day a Written Request from the Contract Owner is received;

(b) is any applicable charges, fees or Premium Taxes;

(c) is any applicable Contingent Deferred Sales Charge for total withdrawal;

(d) is the Market Value Adjustment for total withdrawal; and

(e) is any Purchase Payment amount credited to the Fixed Account when based upon payments that have not cleared the bank.

FIXED ACCOUNT VALUE REDUCTION UPON PARTIAL WITHDRAWAL: The Fixed Account Value is reduced when a partial withdrawal is paid. Outside of a Window Period, the Fixed Account Value Reduction equals (a) plus (b) plus (c), where:

(a) is the partial withdrawal payment;

(b) is the Contingent Deferred Sales Charge if applicable for the partial withdrawal; and

(c) is the Market Value Adjustment for the partial withdrawal.

During a Window Period the Fixed Account Value Reduction is equal to the partial withdrawal payment.

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MARKET VALUE ADJUSTMENT FOR PARTIAL WITHDRAWAL: The Market Value Adjustment for partial withdrawal is equal to:

(a + b) x (c - 1)

(c)

where:

(a) is the partial withdrawal payment immediately prior to a Market Value Adjustment;

(b) is the Contingent Deferred Sales Charge for partial withdrawal; and

(c) is the Market Value Adjustment Factor.

There is no Market Value Adjustment during the Window Period.

MARKET VALUE ADJUSTMENT FOR TOTAL WITHDRAWAL: The Market Value Adjustment for a total withdrawal is equal to:

(a) x (b - 1)

where:

(a) is the Fixed Account Value on the day a Written Request from the Contract Owner is received; and,

(b) is the Market Value Adjustment Factor.

There is no Market Value Adjustment during the Window Period.

MARKET VALUE ADJUSTMENT FACTOR: If applicable, the Company will apply the Market Value Adjustment Factor when computing a partial or total withdrawal from the Fixed Account or when the Fixed Account Value is applied to an Annuity Option. The Market Value Adjustment Factor is determined by the following formula:

(n/12)

  (1+a)

(n/12)

(1+b)

where:

(a) is the Initial Index Rate;

(b) is the Current Index Rate plus 0.25%; and

(n) is the number of whole months left in the current Benefit Period.

The Market Value Adjustment Factor during a Window Period = 1

Index Rates: Index Rates are used to calculate the Market Value Adjustment Factor.

Initial Index Rate: The Initial Index Rate is the interest rate in the Treasury Constant Maturity Series determined for the week prior to the week in which the Contract Issue Date or most recent Benefit Period Expiration Date falls, for a maturity equal to the length of the current Benefit Period.

Current Index Rate: The Current Index Rate is the interest rate in the Treasury Constant Maturity Series for a maturity equal to the number of whole months between any day of a Benefit Period and the next Benefit Period Expiration Date. The Current Index Rate is subject to change weekly and will apply to all transactions until the next change is effective.

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General Index Rate Provisions: If the period of time being measured for the Contract is not equal to a maturity in the Treasury Constant Maturity Series, the Initial or Current Index Rate will be determined by straight line interpolation between the Treasury index rates of the next highest and next lowest maturities. The one-year Treasury Constant Maturity index rate will be used for any periods equal to less than twelve (12) months.

If the Treasury Constant Maturity Series becomes unavailable, the Company will adopt a comparable constant maturity index or, if such a comparable index also is not available, will itself replicate calculation of the Treasury Constant Maturity Series index based on U.S. Treasury Security coupon rates.

SEPARATE ACCOUNT PROVISIONS

SEPARATE ACCOUNT. The Separate Account is designated on the Contract Schedule and consists of assets set aside by the Company, which are kept separate from that of the general assets and all other separate account assets of the Company. The assets of the Separate Account equal to reserves and other liabilities will not be charged with liabilities arising out of any other business the Company may conduct.

The Separate Account assets are divided into Sub-Account(s). The Sub-Account(s) which are available under this Contract are listed in the Contract Schedule. The assets of the Sub-Account(s) are allocated to the Eligible Investment(s) and the Series, if any, within an Eligible Investment. The Company may, from time to time, add additional Eligible Investments or Series. The Contract Owner may be permitted to transfer Contract Values or allocate the Net Purchase Payment to the additional Eligible Investments or Series. However, the right to make such transfers or allocations will be limited by the terms and conditions imposed by the Company.

Should the shares of any such Eligible Investment(s) or any Series within an Eligible Investment become unavailable for investment by the Separate Account, or the Company deems further investment in these shares inappropriate, the Company may limit further purchase of such shares or may substitute shares of another Eligible Investment or Series for shares already purchased under this Contract.

VALUATION OF ASSETS. The assets of the Separate Account are valued at their fair market value in accordance with procedures of the Company.

ACCUMULATION UNITS. During the Accumulation Period, Accumulation Units shall be used to account for all amounts allocated to or withdrawn from the Sub-Account(s) of the Separate Account as a result of the Purchase Payment, withdrawals, transfers, or fees and charges. The Company will determine the number of Accumulation Units of a Sub-Account purchased or cancelled once it receives the necessary information to completely process the transaction. This will be done by dividing the amount allocated to (or the amount withdrawn from) the Sub-Account by the dollar value of one Accumulation Unit of the Sub-Account as of the end of the Valuation Period during which the request for the transaction is received at the Annuity Service Center.

ACCUMULATION UNIT VALUE. The Accumulation Unit Value for each Sub-Account was arbitrarily set initially at $10. Subsequent Accumulation Unit Values for each Sub-Account are determined by multiplying the Accumulation Unit Value for the immediately preceding Valuation Period by the Net Investment Factor for the Sub-Account for the current Valuation Period.

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The Net Investment Factor for each Sub-Account is determined by dividing A by B and subtracting C where:

A is	(i) the net asset value per share of the Eligible Investment or Series of an Eligible Investment held by the Sub-Account for the current Valuation Period; plus

(ii) any dividend per share declared on behalf of such Eligible Investment or Series that has an ex-dividend date within the current Valuation Period; less

(iii) the cumulative charge or credit for taxes reserved which is determined by the Company to have resulted from the operation or maintenance of the Sub-Account.

B is	the net asset value per share of the Eligible Investment or Series of an Eligible Investment held by the Sub-Account for the immediately preceding Valuation Period.

C is	the cumulative unpaid charge for the Mortality and Expense Risk Charge, and the Administrative Charge which are shown on the Contract Schedule.

The Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

SEPARATE ACCOUNT VALUE. The Separate Account Value represents the sum of the Contract Owner’s interest in the Sub-Account(s) of the Separate Account. The Separate Account Value on the Contract Issue Date is equal to the Net Purchase Payment allocated to the Separate Account. On any day after the Contract Issue Date, the Separate Account Value is equal to:

(a) the previous valuation day’s Separate Account Value; plus

(b) the Contract’s proportionate share of the net investment experience of the Separate Account; plus

(c) any amounts transferred into the Separate Account; minus

(d) any amounts transferred out of or withdrawn from the Separate Account; adjusted for

(e) any applicable Separate Account charges and credits.

SEPARATE ACCOUNT WITHDRAWAL VALUE. The total Separate Account Withdrawal Value is equal to:

(a) the Separate Account Value on the date a Written Request from the Contract Owner is received; minus

(b) any applicable charges, fees, or Premium taxes; minus

(c) any applicable Contingent Deferred Sales Charge for the withdrawal; minus

(d) any Purchase Payment amount credited to the Separate Account when based upon payments that have not cleared the bank.

SALES CHARGE: A Sales Charge may be deducted from the Purchase Payment. The Sales Charge will be a percentage of the Purchase Payment and will be deducted from the portion of the Purchase Payment to be allocated to the Separate Account.

MORTALITY AND EXPENSE RISK CHARGE. Each Valuation Period, the Company deducts a Mortality and Expense Risk Charge from each Sub-Account of the Separate Account. The Mortality and Expense Risk Charge compensates the Company for assuming the mortality and expense risks under this Contract. The current and maximum charges are shown on the Contract Schedule.

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The lowest guaranteed Mortality and Expense Risk Charge offered by the Company for this class of Contracts will apply, if none of your Separate Account allocations are invested in Sub-Accounts which are eligible for Prinicpal Protection, as identified on the Contract Schedule.

ADMINISTRATIVE CHARGE. Each Valuation Period, the Company deducts an Administrative Charge from each Sub-Account of the Separate Account. The Administrative Charge compensates the Company for the costs associated with the administration of this Contract and the Separate Account. The current and maximum charges are shown on the Contract Schedule.

ANNUAL CONTRACT MAINTENANCE CHARGE. The Company deducts an Annual Contract Maintenance Charge from the Separate Account portion of the Contract Value or Annuity Payments to reimburse it for expenses relating to maintenance of this Contract.

This charge will be deducted at the end of each Contract Year proportionately from the Sub-Account(s). If a total withdrawal is made on other than the last day of the Contract Year, the Annual Contract Maintenance Charge will be deducted at the time of the total withdrawal. If the Annuity Date for a full annuitization is not the last day of the Contract Year, then a pro-rata portion of the Annual Contract Maintenance Charge will be deducted on the Annuity Date.

During the Annuity Period, the Annual Contract Maintenance Charge will be deducted pro-rata from Annuity Payments and will result in a reduction of each Annuity Payment.

The current and maximum charges are shown on the Contract Schedule.

TRANSFER PROVISIONS

TRANSFERS. The Contract Owner may make transfers during the Accumulation Period and during the Annuity Period, subject to the conditions imposed on such transfers by the Company. The Company reserves the right to limit transfers when the transfer privilege is being exercised to the detriment of other Contract Owners. The Company further reserves the right, to limit or modify the transfer privilege.

TRANSFERS DURING THE ACCUMULATION PERIOD. The Contract Owner may, upon Written Request, make transfers of part of the Contract Owner’s interest in the Fixed Account or a Sub-Account. All transfers are subject to the following:

•	If any of the Contract Owner’s investment choices participate in the Prinicpal Protection Benefit, then transfers to or from any investment choices shown on the Contract Schedule may only be made at the Benefit Period Expiration Date.

•	If none of the Contract Owner’s investment choices participate in the Prinicpal Protection Benefit, then transfers to or from any investment choices shown on the Contract Schedule may only be made on the last day of each Contract Year.

SPDVA06	16	[10-05]

If the Contract Owner elects to use this transfer privilege, the Company will not be liable for transfers made in accordance with the Contract Owner’s instructions. All amounts and Accumulation Units will be determined as of the end of the Valuation Period during which the Written Request for transfer is received at the Annuity Service Center.

TRANSFERS DURING THE ANNUITY PERIOD. During the Annuity Period, the Contract Owner may make transfers by Written Request as follows:

1.	The maximum number of Free Transfers allowed per Contract Year is 12. The current number of Free Transfers allowed per Contract Year is shown on the Contract Schedule.

2.	If more than the number of Free Transfers has been made, the Company will deduct a Transfer Fee for each subsequent transfer permitted. The maximum Transfer Fee is $20. The Transfer Fee will be deducted from the next payment to be made.

3.	The Contract Owner may, once each Contract Year, make a transfer from the Sub-Account(s) to the General Account. The Contract Owner may not make a transfer from the General Account to the Separate Account.

4.	Transfers between Sub-Account(s) will be made by converting the number of Annuity Units being transferred to the number of Annuity Units of the Sub-Account to which the transfer is made, so that the next Annuity Payment if it were made at that time would be the same amount that it would have been without the transfer. Thereafter, Annuity Payments will reflect changes in the value of the new Annuity Units.

The amount transferred to the General Account from a Sub-Account will be based on the value of the payments being transferred from that Sub-Account. Transfers to the General Account will be made by converting the Annuity Units being transferred to purchase fixed Annuity Payments under the Annuity Option in effect and based on the Age of the Annuitant at the time of the transfer.

5.	The minimum amount that can be transferred is shown on the Contract Schedule. The minimum amount that must remain in a Sub-Account is shown on the Contract Schedule. The minimum transfer amount and the minimum amount remaining are based on the value of the payments, the Annuity Option in effect and the Age of the Annuitant at the time of the transfer.

If the Contract Owner elects to use this transfer privilege, the Company will not be liable for transfers made in accordance with the Contract Owner’s instructions. All amounts and Annuity Unit Values will be determined as of the end of the Valuation Period during which the request for transfer is received at the Annuity Service Center.

WITHDRAWAL PROVISIONS

WITHDRAWALS. During the Accumulation Period the Contract Owner may, upon Written Request, make a total or partial withdrawal of the Contract Withdrawal Value.

The Contract Withdrawal Value is the sum of the Fixed Account Withdrawal Value and the Separate Account Withdrawal Value.

SPDVA06	17	[10-05]

Any withdrawal will be deducted proportionately from each applicable Sub-Account and the Fixed Account If the Contract Owner makes a total withdrawal, all of the Contract Owner’s rights and interests in the Contract will terminate.

Each partial withdrawal must be for an amount that is not less than the Minimum Partial Withdrawal amount shown on the Contract Schedule. The Company reserves the right upon 30 days advance notice to the Contract Owner to increase this amount up to $250. The Contract Value that must remain in the Contract after a partial withdrawal is shown on the Contract Schedule. The Company reserves the right to limit the number of partial withdrawals that can be made from a Contract. The current number of partial withdrawals permitted is shown on the Contract Schedule.

The Company will pay the amount of any withdrawal within seven (7) calendar days of receipt of a request in a form satisfactory to the Company unless the Suspension or Deferral of Payments Provision is in effect.

CONTINGENT DEFERRED SALES CHARGE. A Contingent Deferred Sales Charge (CDSC) may be deducted in the event of a withdrawal of all or a portion of the Contract Value. A CDSC may also be applied to an Annuity Option. However, the CDSC does not apply to Annuity Options 1, 2, 3, 4, 5 and 6 (period certain of at least 10 years), unless the Contract Owner subsequently requests a lump sum payment from Annuity Option 6. The CDSC is shown on the Contract Schedule.

Any applicable CDSC is calculated at the time of each withdrawal or annuitization. For partial withdrawals, the charge is deducted proportionately from the Sub-Account(s) and Fixed Account.

FREE WITHDRAWAL AMOUNT: The Free Withdrawal Amount is an amount which is not subject to the CDSC. During the first Contract Year, the Contract Owner may withdraw up to 10% of the Purchase Payment reduced by any Free Withdrawal Amount(s) previously taken during such Contract Year. Beginning in the second Contract Year, the Contract Owner may withdraw up to 10% of the Contract Value determined as of the end of the previous Contract Year reduced by any Free Withdrawal Amount(s) previously taken during the current Contract Year. The Market Value Adjustment will be applied to any Free Withdrawal Amount taken.

IMPACT OF WITHDRAWALS. For withdrawals, the Principal Protection Benefit is equal to its most recently calculated value reduced proportionately by an adjustment for withdrawals. The adjustment is equal to (a) divided by (b), with the result multiplied by (c), where:

(a) = the amount being withdrawn from the Fixed Account and Separate Account participating in the Principal Protection Benefit;

(b) = the applicable Contract Value participating in the Principal Protection Benefit immediately prior to the withdrawal; and

(c) = the most recently calculated Principal Protection Benefit.

Partial annuitizations are considered withdrawals for purposes of this benefit.

SPDVA06	18	[10-05]

SPECIAL WITHDRAWAL BENEFIT PROVISIONS

HOME HEALTH CARE – WITHDRAWAL BENEFIT. Upon Written Request, the Contract Owner (or one of the Joint Contract Owners) may elect a Home Health Care – Withdrawal Benefit during the Accumulation Period. No Contingent Deferred Sales Charge will be deducted and no negative Market Value Adjustment will be assessed for any withdrawal made, subject to all of the following conditions:

1.	More than one Contract Year has elapsed since the Issue Date of this Contract.

2.	The Contract Owner must not have been using home health care within two years prior to the Issue Date of this Contract.

3.	The Contract Owner must have been under home health care supervision for at least 90 consecutive days, and continue to be under such supervision.

4.	The care must be prescribed by a state licensed medical practitioner performing within the scope of his/her license and be medically necessary. The state licensed medical practitioner must not be the Contract Owner, or the parent, spouse or child of the Contract Owner.

The Company will require documentation that the care is prescribed as described above. This documentation will include, but is not limited to, certification by a state licensed medical practitioner performing within the scope of his/her license.

5.	The Contract Owner must be unable to perform 2 of the 6 following Activities of Daily Living (ADL’s):

•	Bathing: washing oneself by sponge bath; or in either tub or shower, including the task of getting into or out of the tub or shower.

•	Continence: the ability to maintain control of bowel and bladder function; or, when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for a catheter or colostomy bag).

•	Dressing: putting on and taking off all items of clothing and any necessary braces, fasteners, or artificial limbs.

•	Eating: feeding oneself by getting food into the body from a receptacle (such as a plate, cup, or table) or by a feeding tube or intravenously.

•	Toileting: getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

•	Transferring: moving into or out of a bed, chair, or wheelchair.

The Company will require medical documentation that the Contract Owner is unable to perform 2 of the 6 ADL’s as described noted above. This documentation will include, but is not limited to, certification by a state licensed medical practitioner performing within the scope of his/her license. The state licensed medical practitioner must not be the Contract Owner, or the parent, spouse or child of the Contract Owner.

6.	Upon termination of home health care, a new 90-day home health care requirement, as described in 3 above, is established in order to obtain the Home Health Care – Withdrawal Benefit. The Contract Owner must have been under home health care supervision for at least 90 consecutive days following prior termination of home health care, and continue to be under such supervision.

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7.	Any partial withdrawal request made in accordance with this benefit is subject to the Minimum Partial Withdrawal amount and the Minimum Required Contract Value After a Partial Withdrawal amount shown on the Contract Schedule.

8.	For purposes of determining eligibility for this benefit, if the Contract is owned by a non-natural person, then Contract Owner shall mean Annuitant.

The coverage provided by this benefit is not intended or designed to eliminate any need for a long-term care policy or a nursing home insurance policy.

NURSING HOME – WITHDRAWAL BENEFIT. Upon Written Request, the Contract Owner (or one of the Joint Contract Owners) may elect a Nursing Home – Withdrawal Benefit during the Accumulation Period. No Contingent Deferred Sales Charge will be deducted and no negative Market Value Adjustment will be assessed for any withdrawal made, after the Contract Owner’s admission to a Licensed Nursing Care Facility, subject to all of the following conditions:

1.	More than one Contract Year has elapsed since the Issue Date of this Contract.

2.	The Contract Owner was not confined in a Licensed Nursing Care Facility within two years prior to the Issue Date of this Contract. A Licensed Nursing Care Facility is an institution licensed by the state in which it is located to provide skilled nursing care, intermediate nursing care or custodial nursing care.

3.	Each withdrawal request is made while the Contract Owner is presently confined in that facility for a consecutive period of not less than 90 days.

4.	The confinement must be prescribed by a state licensed medical practitioner performing within the scope of his/her license and be medically necessary. The state licensed medical practitioner must not be the Contract Owner, or the parent, spouse or child of the Contract Owner.

5.	Each withdrawal is accompanied by medical documentation satisfactory to the Company that the Contract Owner still resides in the Licensed Nursing Care Facility.

6.	Upon termination of confinement in a Licensed Nursing Care Facility, a new 90-day requirement, as described in 3 above, is established in order to obtain the Nursing Home – Withdrawal Benefit. The Contract Owner must have been under Nursing Home Care confinement for at least 90 consecutive days following prior termination of Nursing Home Care, and continue to be under such confinement.

7.	Any partial withdrawal request made in accordance with this benefit is subject to the Minimum Partial Withdrawal amount and the Minimum Required Contract Value After a Partial Withdrawal amount shown on the Contract Schedule.

8.	For purposes of determining eligibility for this benefit, if the Contract is owned by a non-natural person, then Contract Owner shall mean Annuitant.

The coverage provided by this benefit is not intended or designed to eliminate any need for a long-term care policy or a nursing home insurance policy.

TERMINAL ILLNESS - WITHDRAWAL BENEFIT. Upon Written Request, the Contract Owner (or one of the Joint Contract Owners) may elect a Terminal Illness - Withdrawal Benefit during the

SPDVA06	20	[10-05]

Accumulation Period. No Contingent Deferred Sales Charge will be deducted and no negative Market Value Adjustment will be assessed for any withdrawal made after a Contract Owner has been diagnosed with a Terminal Illness, subject to all of the following conditions:

1.	This benefit is only applicable if the Contract Owner was first diagnosed with a Terminal Illness after the first Contract Anniversary.

SPDVA06	21	[10-05]

2.	The Company will require medical documentation that the Contract Owner is terminally ill and not expected to live more than 12 months. This documentation will include, but is not limited to, certification by a state licensed medical practitioner performing within the scope of his/her license. The state licensed medical practitioner must not be the Contract Owner, or the parent, spouse or child of the Contract Owner.

3.	Any partial withdrawal request made in accordance with this benefit is subject to the Minimum Partial Withdrawal amount and the Minimum Required Contract Value After a Partial Withdrawal amount shown on the Contract Schedule.

4.	For purposes of determining eligibility for this benefit, if the Contract is owned by a non-natural person, then Contract Owner shall mean Annuitant.

PROCEEDS PAYABLE ON DEATH

DEATH OF CONTRACT OWNER DURING THE ACCUMULATION PERIOD. Upon the death of the Contract Owner or the last surviving Joint Contract Owner during the Accumulation Period, the death benefit will be paid to the Beneficiary designated by the Contract Owner. Upon the death of a Joint Contract Owner, the surviving Joint Contract Owner, if any, will be treated as the Primary Beneficiary. Any other Beneficiary designation on record at the Company at the time of death will be treated as a Contingent Beneficiary.

A Beneficiary may request that the death benefit be paid under one of the death benefit payout options below. If the sole primary Beneficiary is the spouse of the Contract Owner, he or she may elect to continue the Contract at the then current death benefit amount in his or her own name and exercise all the Contract Owner’s rights under the Contract. The right to continue the Contract by a surviving spouse can only be exercised once while the Contract is in effect. If no election is made within 60 days of receipt of due proof of death, the surviving spouse will be considered to have continued the Contract in his or her own name.

DEATH OF AN ANNUITANT DURING THE ACCUMULATION PERIOD. Upon the death of the Annuitant, who is not a Contract Owner, during the Accumulation Period, the Contract Owner may designate a new Annuitant, subject to the Company’s underwriting rules then in effect. If no designation is made within 30 days of the death of the Annuitant, the Contract Owner will become the Annuitant. If the Contract Owner is a non-natural person, the death of the Annuitant will be treated as the death of the Contract Owner and a new Annuitant may not be designated.

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD. No Contingent Deferred Sales Charge will be deducted and no negative Market Value Adjustment will be assessed for any death benefit. If the Contract is owned by a non-natural person, then Contract Owner shall mean Annuitant.

SPDVA06	22	[10-05]

Prior to the Contract Owner attaining Age 80 the death benefit during the Accumulation Period will be the greater of:

1.	The Purchase Payment, reduced by an adjustment for each withdrawal. The adjustment is equal to A divided by B, with the result multiplied by C, where:

A = the Contract Value withdrawn;

B = the Contract Value immediately prior to the withdrawal; and

C = the most recently adjusted Purchase Payment; or

2.	The Contract Value.

Partial annuitizations are considered withdrawals for purposes of this benefit.

The death benefit that is payable is determined as of the end of the Valuation Period during which the Company receives both due proof of death and an election of the payment method at its Annuity Service Center, adjusted for any applicable charges.

After the Contract Owner attains Age 80 the death benefit during the Accumulation Period will be equal to the Contract Value determined at the end of the Valuation Period during which the Company receives both due proof of death and an election of the payment method at its Annuity Service Center.

If Joint Contract Owners are named, the Age of the oldest Joint Contract Owner will be used to determine the death benefit.

DEATH BENEFIT PAYOUT OPTIONS DURING THE ACCUMULATION PERIOD. A non-spousal Beneficiary must elect the death benefit to be paid under one of the following options in the event of the death of the Contract Owner during the Accumulation Period:

Option 1	-	lump sum payment of the death benefit; or

Option 2	-	payment of the entire death benefit within five years of the date of the death of the Contract Owner; or

Option 3	-	payment of the death benefit under an Annuity Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death of the Contract Owner or any Joint Contract Owner.

Any portion of the death benefit not applied under Option 3 within one year of the date of the Contract Owner’s death must be distributed within five years of the date of death.

A Beneficiary’s right to elect a death benefit payout option may have been restricted by the Contract Owner. If so, such rights or options will not be available to the Beneficiary.

If the sole primary Beneficiary is the spouse of the Contract Owner, he or she may elect to continue the Contract at the then current death benefit amount in his or her own name or elect any option above.

If a lump sum payment is requested, the amount will be paid within seven (7) calendar days of receipt of proof of death and the election, unless the Suspension or Deferral of Payments Provision is in effect. {KB NOTE – The highlighted section is N/A for the Interstate Compact States.}

SPDVA06	23	[10-05]

Payment to the Beneficiary, other than in a lump sum, may only be elected during the sixty-day period beginning with the date of receipt of proof of death by the Company.

DEATH OF CONTRACT OWNER DURING THE ANNUITY PERIOD. If the Contract Owner or a Joint Contract Owner, who is not the Annuitant, dies during the Annuity Period, any remaining payments under the Annuity Option elected will continue at least as rapidly as under the method of distribution in effect at such Contract Owner’s death. Upon the death of the last surviving Contract Owner during the Annuity Period, the Beneficiary becomes the Contract Owner.

DEATH OF ANNUITANT DURING THE ANNUITY PERIOD. Upon the death of the Annuitant on or after the Annuity Date, the death benefit, if any, will be as specified in the Annuity Option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant’s death. A Contingent Deferred Sales Charge will not be deducted from any death benefit.

PAYMENT OF DEATH BENEFIT. The Company will require due proof of death before any death benefit is paid. Due proof of death will be:

1.	a certified death certificate; or

2.	a certified decree of a court of competent jurisdiction as to the finding of death; or

3.	any other proof satisfactory to the Company.

All death benefits will be paid in accordance with applicable laws or regulations governing death benefit payments. If the Contract is owned by a non-natural person, then Contract Owner shall mean Annuitant.

BENEFICIARY. The Beneficiary designation in effect on the Issue Date will remain in effect until changed. Unless the Contract Owner provides otherwise, the death benefit will be paid in equal shares to the survivor(s) as follows:

1.	to the Primary Beneficiary(ies) who survive the Contract Owner’s and/or the Annuitant’s death, as applicable; or if there are none

2.	to the Contingent Beneficiary(ies) who survive the Contract Owner’s and/or the Annuitant’s death, as applicable; or if there are none

3.	to the estate of the Contract Owner.

In the event no Beneficiary designation is on record at the Company at the time of death, the beneficiary will be the estate of the Contract Owner.

Beneficiaries may be named irrevocably. A change of Beneficiary requires the consent of any irrevocable Beneficiary. If an irrevocable Beneficiary is named, the Contract Owner retains all other contractual rights.

If the Contract is owned by a non-natural person, then Contract Owner shall mean Annuitant.

SPDVA06	24	[10-05]

CHANGE OF BENEFICIARY. Subject to the rights of any irrevocable Beneficiary(ies), the Contract Owner may change the Beneficiary(ies). Any change must be made by Written Request. The change will take effect as of the date the notice is signed. The Company will not be liable for any payment made or action taken before it records the change.

SUSPENSION OR DEFERRAL OF PAYMENTS PROVISION

The Company reserves the right to suspend or postpone any payments for a withdrawal, including but not limited to withdrawals under the Special Withdrawal Benefit Provisions of the Contract and death benefit payments, or transfer for any period when:

1.	the New York Stock Exchange is closed (in addition to customary weekend and holiday closings); or

2.	trading on the New York Stock Exchange is restricted; or

3.	an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account’s net assets; or

4.	during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Contract Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in 2 and 3 exist.

The Company reserves the right to postpone payments from the Fixed Account(s) for a period of up to six months, subject to State Insurance Department approval, if applicable.

ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS

ANNUITANT. The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person designated by the Contract Owner at the Issue Date, unless changed prior to the Annuity Date. The Annuitant may not be changed in a Contract which is owned by a non-natural person. Any change of Annuitant is subject to the Company’s underwriting rules then in effect.

CONTRACT OWNER. The Contract Owner has all rights under this Contract. The Contract Owner is designated as such on the Issue Date, unless changed.

The Contract Owner may change owners at any time prior to the Annuity Date by Written Request. A change of Contract Owner will automatically revoke any prior designation of Contract Owner. The change will become effective as of the date the Written Request is signed. A new designation of Contract Owner will not apply to any payment made or action taken by the Company prior to the time it was received.

SPDVA06	25	[10-05]

JOINT CONTRACT OWNERS. The Contract can be owned by Joint Contract Owners. If the Contract is owned by Joint Contract Owners, the Age of the oldest Joint Contract Owner will be used to determine all applicable benefits. All Contract Owner signatures will be required to exercise any contractual right.

ASSIGNMENT OF THE CONTRACT. A Written Request by the Contract Owner specifying the terms of an assignment of this Contract must be provided to the Annuity Service Center. Until the Written Request is received, the Company will not be required to take notice of or be responsible for any transfer of interest in this Contract by assignment, agreement, or otherwise.

The Company will not be responsible for the validity or tax consequences of any assignment. Any assignment made after the death benefit has become payable will be valid only with the Company’s consent.

If this Contract is assigned, the Contract Owner’s rights may only be exercised with the consent of the assignee of record.

GENERAL PROVISIONS

THE CONTRACT. The entire Contract consists of this Contract, the application if any, and any riders, amendments or endorsements attached to this Contract.

CONTRACT CHANGES BY THE COMPANY. The Company reserves the right to amend this Contract to meet the requirements of any applicable federal or state laws or regulations, or as otherwise provided in this Contract. The Company will notify the Contract Owner by Written Notice of such amendments.

Any changes to this Contract by the Company must be signed by an authorized officer of the Company. Agents of the Company have no authority to alter or modify any of the terms, conditions, agreements of this Contract, or to waive any of its provisions.

CONTRACT CHANGES BY THE CONTRACT OWNER. The Contract Owner may, subject to the Company’s underwriting rules then in effect and in accordance with the provisions of this Contract, by Written Request:

1.	change the Contract Owner; or

2.	change the Annuity Date and/or the Annuity Option at any time up to thirty (30) calendar days before the current Annuity Date, provided the Annuitant is then living; or

3.	change the Beneficiary(ies); or

4.	change the Annuitant, prior to the Annuity Date.

A change of Annuitant, Annuity Date or Annuity Option will take effect on the date the Written Request is received.

The Company will not be responsible for the tax consequences of any Contract Owner change.

SPDVA06	26	[10-05]

CONTRACT TERMINATION. This Contract will terminate upon the occurrence of any of the following events:

1.	the date of the last Annuity Payment; or

2.	the date payment is made of the entire Contract Value; or

3.	the date of the last death benefit payment to the last Beneficiary; or

4.	the date the Contract is returned under the Right to Examine Contract provision.

In addition, the Company reserves the right to terminate this Contract if:

1.	no Purchase Payments have been received by the Company for a period of two years; and

2.	the paid-up annuity benefit at the Annuity Date arising from Purchase Payments paid prior to such period is less than $20.00 per month.

If the Company exercises this right, a Written Notice of termination will be sent to the Contract Owner at the last known address shown in our records. This notice will state that the Contract will terminate 30 days after we have mailed the notice. If the Contract is terminated pursuant to the reserved right to terminate this Contract, we will pay the Contract Withdrawal Value to the Contract Owner.

INCONTESTABILITY. The Company cannot contest this Contract during the lifetime of the Contract Owner or Annuitant after it has been in force for a period of two years from the Issue Date.

MISSTATEMENT OF AGE OR SEX. If the Annuitant’s Age or sex has been incorrectly stated, the Annuity Payment payable will be that which the Contract Value, reduced by any applicable Sales Charge, Premium Tax, Annual Contract Maintenance Charge, and Contingent Deferred Sales Charge, would have purchased at the correct Age and sex. After correction, the Annuitant will receive the sum of any underpayments made by the Company within thirty (30) calendar days. The amount of any overpayments made by the Company will be charged against the payments following the correction. Any overpayments/underpayments by the Company on account of misstatement of Age or sex shall be charged/credited against the payment(s) after the correction with interest at 3%. For any other Contract Value for which Age or sex has been incorrectly stated, such values will be adjusted to reflect the correct Age and sex.

NON-BUSINESS DAYS. If the due date or Valuation Date for any activity required by the Contract falls on a non-business day for the Company, performance will be rendered on the first business day following such due date or Valuation Date.

PARTICIPATING CONTRACT. The Company does not expect that any dividends will be payable on this Contract. The Company determines the divisible surplus annually, however, and if it determines the payment of dividends for the Contract is appropriate, the Contract may share in any distribution of the divisible surplus. The Company will determine how much, if any, of the divisible surplus is to be allocated to this Contract based on its contribution to the divisible surplus. If dividends are payable under this Contract, the Company will automatically pay dividends in cash to the Contract Owner at the last known address shown on our records.

PREMIUM AND OTHER TAXES. The Company may deduct any Premium Taxes relating to this Contract from the Purchase Payment or Annuity Payments when incurred. The Company will, in its sole

SPDVA06	27	[10-05]

discretion, determine when Premium Taxes are the result of a Purchase Payment or Annuity Payments. The Company may pay such Premium Taxes when due and deduct that amount from the Annuity Payments at a later date. Payment at an earlier date does not waive any right the Company may have to deduct amounts at a later date. The Company will deduct any withholding taxes if it is required by applicable law.

PROTECTION OF PROCEEDS. To the extent permitted by law, all payments under this Contract shall be free from legal process and the claim of any creditor if the person is entitled to them under this Contract. No payment and no amount under this Contract can be taken or assigned in advance of its payment date unless the Company receives the Contract Owner’s written consent.

REGULATORY REQUIREMENTS. All values payable under this Contract will not be less than the minimum benefits required by the laws and regulations of the state for which the Contract is issued.

REPORTS. Each year the Company will provide to the Contract Owner an accounting of the Purchase Payment, transfers, withdrawals, charges applicable to this Contract, and any other information required under state or federal law.

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ANNUITY PROVISIONS

ANNUITY GUIDELINES. Once the Contract reaches the Annuity Date, the following guidelines apply:

1.	The Contract Owner may elect to have all or part of the Contract Value applied to provide a Variable Annuity, a Fixed Annuity, or a combination Fixed and Variable Annuity. If a combination is elected, the Contract Owner must specify what part of the Contract Value is to be applied to the Fixed and Variable options.

2.	The amount applied to an Annuity Option on the Annuity Date, excluding any death benefit proceeds applied to an Annuity Option, is equal to the Contract Value minus any applicable Premium Tax, Annual Contract Maintenance Charge, Market Value Adjustment and Contingent Deferred Sales Charge, if any shown on the Contract Schedule.

3.	The minimum amount that may be applied under any Annuity Option, and the minimum periodic Annuity Payment allowed, are set forth in the following Annuity Guideline Parameters:

a)	If the amount to be applied under an Annuity Option is less than $2,000 for a full annuitization, the Company reserves the right to pay the amount in a lump sum. If any Annuity Payment is less than $100, the Company reserves the right to change the payment basis to equivalent quarterly, semi-annual or annual payments. The Company reserves the right to limit the number of partial annuitizations to a maximum of one per Contract Year. The minimum amount for a partial annuitization is $10,000.

b)	The Annuity Date must be the 1st through the 28th day of the month. Any full or partial annuitization cannot be earlier than thirteen months after the Issue Date.

4.	The Contract Owner may select an Annuity Date at the Issue Date. The Contract Owner may change the Annuity Date at any time up to thirty (30) calendar days prior to the current Annuity Date by Written Request. The latest permitted Annuity Date is the earlier of:

a)	the 100th birthday of the Annuitant or the oldest Joint Annuitant;

b)	the latest date permitted under state law; or

c)	the 100th birthday of the Contract Owner or the oldest Joint Contract Owner.

5.	If no Annuity Option has been chosen at least thirty (30) calendar days before the Annuity Date, the Company will make payments to the Annuitant under Option 2, with 10 years of payments guaranteed. Unless specified otherwise, that portion of the Contract Value allocated to the Separate Account shall be used to provide a Variable Annuity and that portion of the Contract Value allocated to the Fixed Account shall be used to provide a Fixed Annuity.

SPDVA06	29	[10-05]

ANNUITY PAYMENTS. The Company will make Annuity Payments beginning on the Annuity Date, provided no death benefit has become payable and the Contract Owner has by Written Request selected an available Annuity Option and payment schedule. Except as otherwise agreed to by the Contract Owner and the Company, Annuity Payments will be payable monthly. The Annuity Option and frequency of Annuity Payments may not be changed by the Contract Owner after Annuity Payments begin. Unless the Contract Owner specifies otherwise, the payee of the Annuity Payments shall be the Annuitant.

If the amount of the Annuity Payment will depend on the Age or sex of the Annuitant, the Company reserves the right to ask for satisfactory proof of the Annuitant’s (or Joint Annuitant’s, if any) Age and sex. The Company reserves the right to delay Annuity Payments until acceptable proof is received.

FIXED ANNUITY. A Fixed Annuity provides for payments which do not fluctuate based on investment performance. The Fixed Annuity shall be determined by applying the Annuity Purchase Rates set forth in the Fixed Annuity Rate Tables below to the portion of the Contract Value allocated to the Fixed Annuity Option selected by the Contract Owner.

VARIABLE ANNUITY. A Variable Annuity provides for payments which may fluctuate based on the investment performance of the Sub-Account(s) of the Separate Account. Variable Annuity Payments will be based on the allocation of the Contract Value among the Sub-Account(s) .

ANNUITY UNITS AND PAYMENTS. The dollar amount of each Variable Annuity payment depends on the number of Annuity Units credited to that Annuity Option, and the value of those Units. The number of Annuity Units is determined as follows:

1.	The number of Annuity Units credited in each Sub-Account will be determined by dividing the product of the portion of the Contract Value to be applied to the Sub-Account and the Annuity Purchase Rate by the value of one Annuity Unit in that Sub-Account on the Annuity Date. The purchase rates are set forth in the Variable Annuity Rate Tables.

2.	For each Sub-Account, the amount of each Annuity Payment equals the product of the number of Annuity Units and the Annuity Unit Value on the payment determination date (5 days prior to any scheduled annuity payment date). The amount of each payment may vary.

ANNUITY UNIT VALUE. The value of any Annuity Unit for each Sub-Account of the Separate Account was arbitrarily set initially at $10. The Sub-Account Annuity Unit Value at the end of any subsequent Valuation Period is determined as follows:

1.	The Net Investment Factor for the current Valuation Period is multiplied by the value of the Annuity Unit for the Sub-Account for the immediately preceding Valuation Period.

2.	The result in (1) is then divided by an assumed investment factor. The assumed investment rate factor equals 1.00 plus the assumed investment rate for the number of days since the preceding Valuation Date. The assumed investment rate is based on an effective annual rate of 4%.

The value of an Annuity Unit may increase or decrease from Valuation Period to Valuation Period.

SPDVA06	30	[10-05]

ANNUITY OPTIONS. The Contract Owner may choose periodic fixed and/or variable Annuity Payments under any of the Annuity Options described below. The Company may consent to other plans of payment in addition to those described.

The following Annuity Options are available:

Annuity Option 1 - Life Income

Periodic payments will be made as long as the Annuitant lives.

Annuity Option 2 - Life Income with Period Certain

Periodic payments will be made for a guaranteed period, or as long as the Annuitant lives, whichever is longer. The guaranteed period may be five (5), ten (10) or twenty (20) years. If the Contract Owner does not desire payments to continue for the remainder of the guaranteed period, he/she may elect to have the present value of the guaranteed Annuity Payments remaining commuted and paid in a lump sum. The Company may assess any applicable Contingent Deferred Sales Charge from the resulting commuted value prior to payment of the lump sum. Such election cannot be made earlier than one year after the first Annuity Payment has commenced.

Annuity Option 3 - Joint and Last Survivor Annuity

Periodic payments will be made during the joint lifetime of two Annuitants continuing in the same amount during the lifetime of the surviving Annuitant.

Annuity Option 4 - Joint and 2/3 Survivor Annuity

Periodic payments will be made during the joint lifetime of two Annuitants. Payments will continue during the lifetime of the surviving Annuitant and will be computed on the basis of two-thirds of the annuity payment (or Units) in effect during the joint lifetime.

Annuity Option 5 – Joint and Last Survivor with Period Certain

Periodic payments will be made for a guaranteed period, or during the joint lifetime of two Annuitants continuing in the same amount during the lifetime of the surviving Annuitant, whichever is longer. The guaranteed period may be five (5), ten (10) or twenty (20) years. If the Contract Owner does not desire payments to continue for the remainder of the guaranteed period, he/she may elect to have the present value of the guaranteed Annuity Payments remaining commuted and paid in a lump sum. The Company may assess any applicable Contingent Deferred Sales Charge from the resulting commuted value prior to payment of the lump sum. Such election cannot be made earlier than one year after the first Annuity Payment has commenced.

Annuity Option 6 - Period Certain Annuity

Periodic payments will be made for a specified period. The specified period must be at least five (5) years and cannot be more than thirty (30) years. If the Contract Owner does not desire payments to continue for the remainder of the guaranteed period, he/she may elect to have the present value of the remaining payments commuted and paid as an Annuity Option purchased at the date of such election or in a lump sum. The Company may assess any applicable Contingent Deferred Sales Charge from the resulting commuted value prior to payment of the lump sum. Such election cannot be made earlier than one year after the first Annuity Payment has commenced.

SPDVA06	31	[10-05]

ANNUITY RATES – TO BE UPDATED

MORTALITY AND EXPENSE GUARANTEE

The Company guarantees that the Annuity Rates after the first Annuity Payment will not be affected by variations in mortality experience.

SPDVA06	32	[10-05]

FIXED ANNUITY RATES

Notes to Tables

Table 1 - Annuity Options 1 and 2

Table 2 - Annuity Option 3

Table 3 - Annuity Option 4

Table 4 - Annuity Option 5

Note 1:	If the single premium immediate annuity rates offered by the Company and designated by the Company for this purpose on the Annuity Date are more favorable than the minimum guaranteed rates used to develop Tables 1, 2, 3 or 4, those rates will be used.

Note 2:	The [1983 Table “a”] mortality table, [projected to the year 2015] with Projection Scale [G], applies to all Annuity Options which include life contingent payments. Where applicable, unisex mortality rates and projection factors are based on a [40%/60%] male/female weighting.

Note 3:	The Annuity Option rates shown in Tables 1, 2, 3, and 4 are based on an effective annual interest rate of [3%].

Note 4:	Rates will be determined based on the age(s) of any Annuitant(s) on his/her birthday nearest the Annuity Date. The following tables show Annuity Option rates based on age nearest birthday.

Note 5:	The purchase rate for any age or combination of ages not shown in the tables below will be calculated on the same basis as the payments for those shown and may be obtained by Written Request.

SPDVA06	33	[10-05]

ANNUITY RATES – TO BE UPDATED

VARIABLE ANNUITY RATES

Notes to Tables

Table 5 - Annuity Options 1 and 2

Table 6 - Annuity Option 3

Table 7 - Annuity Option 4

Table 8 - Annuity Option 5

Note 1:	The [1983 Table “a”] mortality table, [projected to the year 2015] with Projection Scale [G], applies to all Annuity Options which include life contingent payments. Where applicable, unisex mortality rates and projection factors are based on a [40%/60%] male/female weighting.

Note 2:	The Annuity Option rates shown in Tables 5, 6, 7 and 8 are based on an assumed effective annual interest rate of [4%].

Note 3:	Rates will be determined based on the age(s) of any Annuitant(s) on his/her birthday nearest the Annuity Date. The following tables show Annuity Option rates based on age nearest birthday.

Note 4:	The purchase rate for any age or combination of ages not shown in the tables below will be calculated on the same basis as the payments for those shown and may be obtained by Written Request.

SPDVA06	34	[10-05]

Notice of Annual Meeting:

The Contract Owner is hereby notified that by virtue of this Contract he or she is a member of Massachusetts Mutual Life Insurance Company and is entitled to vote either in person or by proxy at any and all meetings of said Company. The annual meetings are held at [its Home Office, in Springfield, Massachusetts, on the second Wednesday of April in each year at 2 o’clock p.m.]

INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT

WITH SINGLE PURCHASE PAYMENT

THIS CONTRACT IS PARTICIPATING. HOWEVER, WE DO NOT EXPECT THAT ANY DIVIDENDS WILL BE PAYABLE ON THIS CONTRACT.

ANNUITY PAYMENTS, WITHDRAWAL VALUES AND THE DEATH BENEFITS PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

SPDVA06	35	[10-05]

Exhibit 4.2

CONTRACT SCHEDULE

FINAL DRAFT – 11/04/05

CONTRACT NUMBER: [12345]	ANNUITY DATE: [02/01/2036]

ISSUE DATE: [12/18/2006]	CONTRACT SCHEDULE DATE: [12/18/2006]

PRODUCT VERSION: [MassMutual Equity EdgeSM]

CONTRACT OWNER: [            ]

AGE AND SEX: [35, Female]

JOINT CONTRACT OWNER: [            ]

AGE AND SEX: [35, Female]

ANNUITANT: [            ]

AGE AND SEX: [35, Female]

BENEFICIARY:	As designated by the Contract Owner at the Issue Date and on record at the Company, or as otherwise changed or provided in accordance with the Contract.

PURCHASE PAYMENTS

Purchase Payment Remitted With Application: [$100,000]

Minimum Purchase Payment: [$25,000]

Maximum Purchase Payment: [$1,500,000 up to and including Contract Owner(s) Age 75; $500,000 for Contract Owner(s) Age 76 or greater, or for any non-natural owner.]

Minimum Initial Allocation to the Fixed Account: [10%]

Maximum Initial Allocation to the Fixed Account: [90%]

ANNUITY SERVICE CENTER:

Massachusetts Mutual Life Insurance Company

[Annuity Service Center

P.O. Box 9067

Springfield, MA 01102-9067]

SPDVA06-SCH	5 A	[10-05]

CONTRACT SCHEDULE (Continued)

PRINCIPAL PROTECTION BENEFIT

Benefit Period: [5 years] [7 years] [10 years] from the Issue Date.

Benefit Period Expiration Date: [mm/dd/yyyy]

Separate Account Protection Benefit Percentage: [50%] [70%] or [100%]. This is attributable to the Separate Account and only protects the Sub Account(s) that are eligible for protection. This protection is not in addition to the Principal Protection Benefit Percentage shown below.

Principal Protection Benefit Percentage: [100%] A portion of this benefit percentage is attributable to the Fixed Account and a portion is attributable to the Separate Account Sub Account(s) that are eligible for protection.

SEPARATE ACCOUNT CHARGES

Annual Mortality and Expense Risk Charge:

Current: [1.60%] [1.85%] [1.95%] of the average daily net asset value of the Contract Owner’s proportionate share of the Separate Account.

Maximum: {2.85%} {3.10%} 3.20% of the average daily net asset value of the Contract Owner’s proportionate share of the Separate Account.

Annual Administrative Charge:

Current: [0.15%] of the average daily net asset value of the Contract Owner’s proportionate share of the Separate Account.

Maximum: 0.25% of the average daily net asset value of the Contract Owner’s proportionate share of the Separate Account.

Annual Contract Maintenance Charge :

Current: [ $40.00 ]

Maximum: $60.00

Sales Charge:

Current: [TBD]

Maximum:

SPDVA06-SCH	5 B	[10-05]

CONTRACT SCHEDULE (Continued)

CREDIT AMOUNTS

[Electronic Document Delivery Credit. For any Contract Year prior to 2011, in which the Contract Owner is participating in any electronic document delivery program offered by the Company for this product on a Contract Anniversary Date, a [$24] credit will be applied proportionately to the Fixed Account and the Separate Account on such Contract Anniversary. The Company reserves the right to continue, modify or discontinue this benefit for any Contract Year after 2010. An electronic document delivery program is any program in which the Company offers contract-related versions of printed documents to Contract Owners to be sent via an electronic medium.]

Credit During Renewal Notification and Election Period. A minimum credit of 0.10% may be applied on an annual basis as provided in the “Renewal Notification and Election Period” section of the Contract. The current credit is: [0.35%].

TRANSFERS

During the Accumulation Period, the minimum amount that must remain in the Fixed Account or the Separate Account after a transfer is: [10%] of the Fixed Account Value and [10%] of the Separate Account Value respectively.

During the Annuity Period, the current number of Free Transfers is [12] per Contract Year. The minimum amount that can be transferred is: [TBD].

WITHDRAWALS

Minimum Partial Withdrawal Amount: [$100]

Number of Partial Withdrawals Permitted: [12 per Contract Year]

Minimum Contract Value After a Partial Withdrawal: [$10,000]

[Contingent Deferred Sales Charge (CDSC): Unless otherwise stated in the Contract, a CDSC will be assessed against the amount of the Contract Value withdrawn, as provided by the Contract.

Contract Year of Withdrawal	CDSC % of Withdrawal Amount
1	8
2	8
3	7
4	6
5	5
6	4
7	3
8	2
9	1
10 and thereafter	0]

SPDVA06-SCH	5 C	[10-05]

CONTRACT SCHEDULE (Continued)

INVESTMENT CHOICES

FIXED ACCOUNT *:

Minimum Guaranteed Interest Rate: [2.00% years 1-10; 3.00% thereafter ].

Guaranteed Interest Rate: [5.00%]

SEPARATE ACCOUNT(S): [Massachusetts Mutual Variable Annuity Separate Account 4.]

Sub-Account(s)

[MML Equity Index *

MML Money Market]

*	Eligible for the Principal Protection Benefit as of the Issue Date

RIDERS

[Individual Retirement Annuity Rider ]

[Qualified Plan Rider ]

[Roth Individual Retirement Annuity Rider]

[SIMPLE IRA Rider ]

[Unisex Annuity Rates Rider ]

SPDVA06-SCH	5 D	[10-05]

Exhibit 4.3

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Springfield, MA 01111-0001

INDIVIDUAL RETIREMENT ANNUITY RIDER

This rider modifies the Contract to which it is attached so that it may qualify as an Individual Retirement Annuity (IRA) under Section 408(b) of the Internal Revenue Code (Code) and the Regulations under that Section. In the case of a conflict with any provision in the Contract, the provisions of this rider will control. The effective date of this rider is the date the rider is attached to the Contract. Where appropriate, the word “certificate” shall be substituted for the word “contract”, the word “participant” shall be substituted for the word “owner” or “contract owner”, and the word “endorsement” shall be substituted for the word “rider”. The Contract is modified as follows:

1.	The Contract Owner and the Annuitant shall be the same individual; neither may be changed and there shall be no Joint Contract Owner. Hereafter all references to the Contract Owner shall include the Annuitant.

2.	The interest of the Contract Owner under this Contract shall be nonforfeitable.

3.	The Contract may not be sold, assigned, discounted, pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, or otherwise transferred (other than a transfer incident to a divorce or separation instrument in accordance with Section 408(d)(6) of the Code) to any person other than to the Company.

4.	This Contract is established for the exclusive benefit of the Contract Owner and his or her Beneficiary(ies).

5.	(a)	Except in the case of a rollover contribution (as permitted by Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16) of the Code) or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Code Section 408(k), no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed:

$3,000 for any taxable year beginning in 2002 through 2004;

$4,000 for any taxable year beginning in 2005 through 2007; and

$5,000 for any taxable year beginning in 2008 and years thereafter.

After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

	(b)	In the case of an individual who is 50 or older, the annual cash contribution limit is increased by:

$500 for any taxable year beginning in 2002 through 2005; and

$1,000 for any taxable year beginning in 2006 and years thereafter.

	(c)	No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan

IRA-1MM	1	07-02

will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Contract Owner first participated in that employer’s SIMPLE IRA plan.

	(d)	In the case of an employer contribution made pursuant to a SEP as described in Code Section 408(k), any such contribution shall be limited to the lesser of 25% of the Contract Owner’s compensation or $40,000, as adjusted under Code Section 415(d). For purposes of the 25% limitation described in the preceding sentence, the Contract Owner’s compensation does not include any elective deferral described in Code Section 402(g)(3) or any amount that is contributed by the Contract Owner’s employer at the election of the Contract Owner and that is not includible in the Contract Owner’s gross income under Code Sections 125, 132(f)(4) or 457.

6.	(a)	Notwithstanding any provision of this IRA to the contrary, the distribution of the Contract Owner’s interest in the IRA shall be made in accordance with the requirements of Code Section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under section 7(c)) must satisfy the requirements of Code Section 408(a)(6) and the regulations thereunder, rather than paragraphs (b), (c) and (d) of this section 6 and section 7.

	(b)	The entire interest of the Contract Owner will commence to be distributed no later than the first day of April following the calendar year in which the Contract Owner attains age 70 1/2 (the “required beginning date”) over (1) the life of the Contract Owner or the lives of the Contract Owner and his or her designated beneficiary or (2) a period certain not extending beyond the life expectancy of the Contract Owner and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year and must be either nonincreasing or they may increase only as provided in Q&As-1 and 4 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, or as may be provided in any subsequent final regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, or those which may be set forth in any subsequent final regulations.

	(c)	The distribution periods described in paragraph (b) of this section 6 cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, or those which may be set forth in any subsequent final regulations.

	(d)	The first required payment can be made as late as April 1 of the year following the year the Contract Owner attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

7.	(a)	If the Contract Owner dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed in accordance with regulations promulgated under Code Section 401(a)(9).

	(b)	If the Contract Owner dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

(1) If the designated beneficiary is someone other than the Contract Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Contract Owner’s death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Contract Owner’s death, or, if elected, in accordance with paragraph (b)(3) of this section 7.

IRA-1MM	2	07-02

	(2)	If the Contract Owner’s sole designated beneficiary is the Contract Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Contract Owner’s death (or by the end of the calendar year in which the Contract Owner would have attained age 70 1/2, if later), over such spouse’s life, or, if elected, in accordance with paragraph (b)(3) of this section 7. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (b)(3) of this section 7. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed in accordance with regulations promulgated under Code Section 401(a)(9).

	(3)	If there is no designated beneficiary, or if applicable by operation of paragraph (b)(1) or (b)(2) of this section 7, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Contract Owner’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (b)(2) of this section 7).

	(4)	Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year specified in paragraph (b)(1) or (b)(2) of this section 7 and reduced by 1 for each subsequent year.

(c)	The “interest” in this IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and 8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under this IRA, such as guaranteed death benefits.

(d)	For purposes of paragraphs (a) and (b) of this section 7, required distributions are considered to commence on the Contract Owner’s required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) of this section 7. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, or those set forth in any subsequent final regulations, then required distributions are considered to commence on the annuity starting date.

IRA-1MM	3	07-02

(e) If the sole designated beneficiary is the Contract Owner’s surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary.

8.	The Contract Owner or the designated beneficiary may elect for the designated beneficiary, in lieu of receiving distributions under paragraph (b)(1) of section 7, to receive distributions calculated in accordance with paragraph (b)(1) of section 7 and to name a beneficiary entitled to receive the designated beneficiary’s entire remaining interest upon the death of the designated beneficiary. The election by the designated beneficiary under this section 8 must be made no later than December 31st of the year following the year of the Contract Owner’s death.

Distributions to the beneficiary of the designated beneficiary pursuant to an election under this section 8 shall continue to be made over the remaining life expectancy of the designated beneficiary and shall in no event exceed the duration of the designated beneficiary’s remaining life expectancy. Distributions made pursuant to this option shall be made on a monthly, quarterly, semi-annual or annual basis, as selected by the designated beneficiary or the beneficiary of the designated beneficiary, as applicable.

Upon the death of the Contract Owner, the contract value representing the interest to which the designated beneficiary is entitled will remain allocated to the investment options selected by the Contract Owner prior to his or her death, unless changed by the designated beneficiary. The designated beneficiary and the beneficiary of the designated beneficiary may subsequently effect transfers between investment options under the terms and conditions applicable to the Contract Owner and as set forth in the Contract.

Subsequent to the death of the Contract Owner, no further Purchase Payments may be made.

During the distribution period, the designated beneficiary and, after his or her death, the beneficiary of the designated beneficiary, may withdraw additional amounts of the contract value existing at the time of any such additional withdrawal request. In the event of such an additional withdrawal by the designated beneficiary or the beneficiary of the designated beneficiary, as the case may be, the remaining distribution amounts to be paid over the designated beneficiary’s life expectancy shall be adjusted in accordance with the reduced contract value resulting from the additional withdrawals, in conformance with the regulations promulgated under Code Section 401(a)(9).

9.	The issuer of this IRA shall furnish annual calendar year reports concerning the status of this IRA and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

Signed for Massachusetts Mutual Life Insurance Company by:

SECRETARY	PRESIDENT

IRA-1MM	4	07-02

Exhibit 4.4

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Springfield, MA 01111-0001

QUALIFIED PLAN RIDER

This rider modifies the Contract to which it is attached for use in connection with a retirement plan which receives favorable income tax treatment under Section 401(a) or 403(a) of the Internal Revenue Code (Code). In the case of a conflict with any provision in the Contract, the provisions of this rider will control. The Company may further amend the Contract from time to time to meet any requirements applicable to such plans. The effective date of this rider is the Rider Effective Date shown on the Contract Schedule. Where appropriate, the word “certificate” shall be substituted for the word “contract”, the word “participant” shall be substituted for the word “owner” or “contract owner”, and the word “endorsement” shall be substituted for the word “rider”. The Contract is modified as follows:

1.	The Contract cannot be sold, discounted, assigned or pledged as collateral for a loan, or as security for the performance of any other obligation, or for any other purpose, to anyone other than the Company. However, the policy may be assigned to the Annuitant.

2.	The Annuitant may only be made the Contract Owner of this Contract under the following circumstances: (1) upon the conversion of this Contract to an individual retirement annuity under Code Section 408; (2) upon the conversion of this Contract to a tax-sheltered annuity under Code Section 403(b); (3) at the time of commencement of Annuity Payments; or (4) upon transfer of ownership of this Contract to the Annuitant, provided, however, that in such case, this Contract shall remain nontransferable.

3.	While the Contract Owner is a retirement plan fiduciary, the Beneficiary shall be such Contract Owner.

4.	(a)	The entire interest of the Annuitant will commence to be distributed no later than the first day of April following the later of the calendar year in which the Annuitant attains age 70 1/2 or the calendar year in which the Annuitant retires (the “required beginning date”) over (1) the life of the Annuitant or the lives of the Annuitant and his or her designated beneficiary or (2) a period certain not extending beyond the life expectancy of the Annuitant and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year and must be either nonincreasing or they may increase only as provided in Q&As-1 and 4 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, or as may be provided in any subsequent final regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, or those which may be set forth in any subsequent final regulations.

	(b)	The distribution periods described in paragraph (a) of this section 4 cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, or those which may be set forth in any subsequent final regulations.

	(c)	The first required payment can be made as late as April 1 of the year following the later of the year the Annuitant attains age 70 1/2 or retires and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

QP.1	1	09-03

5.	The Contract may receive a direct rollover of an eligible rollover distribution or a participant contribution of an eligible rollover distribution from: a qualified plan described in Code section 401(a) or 403(a), excluding after-tax employee contributions; an annuity contract described in Code section 403(b), excluding after-tax employee contributions; an eligible plan under Code section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state; or an individual retirement account or annuity described in Code section 408(a) or 408(b) that is eligible to be rolled over and would otherwise be includible in gross income.

6.	Contract amounts eligible for rollover may be directly rolled over to a qualified plan described in Code section 401(a) or 403(a); an annuity contract described in Code section 403(b); an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state; or an individual retirement account or annuity described in Code section 408(a) or 408(b). Provided, however, that the portion of a distribution consisting of after-tax employee contributions may only be transferred to an individual retirement account or annuity described in Code section 408(a) or 408(b) or to a qualified defined contribution plan described in Code section 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not includible in gross income.

7.	The Company is not responsible for carrying out the terms of any trust or other agreement which is not a part of this Contract. The Company’s only responsibility is to perform according to the terms of the Contract.

Signed for Massachusetts Mutual Life Insurance Company by:

SECRETARY	PRESIDENT

QP.1	2	09-03

Exhibit 4.5

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Springfield, MA 01111-0001

ROTH INDIVIDUAL RETIREMENT ANNUITY RIDER

(Under section 408A of the Internal Revenue Code)

INTRODUCTION

GENERAL INSTRUCTIONS (Section references are to the Internal Revenue Code unless otherwise noted.)

PURPOSE OF FORM

This annuity rider, modeled after IRS Form 5305-RB, meets the requirements of section 408A and has been automatically approved by the IRS. A Roth individual retirement annuity (Roth IRA) is established after the contract, which includes this rider, is fully executed by both the individual (annuitant) and the issuer. The contract must be for the exclusive benefit of the annuitant or his or her beneficiaries.

Do not file this form with the IRS. Instead, keep it for records purposes.

Unlike contributions to traditional individual retirement arrangements, contributions to a Roth IRA are not deductible from the annuitant’s gross income; and distributions after 5 years that are made when the annuitant is 59 1/2 years of age or older or on account of death, disability, or the purchase of a home by a first-time homebuyer (limited to $10,000), are not includible in gross income. For more information on Roth IRAs, including the required disclosure the annuitant can get from the issuer, get Pub. 590, Individual Retirement Arrangements (IRAs).

DEFINITIONS

IRA Conversion Contributions. IRA Conversion Contributions are amounts rolled over, transferred, or considered transferred from a non-Roth IRA to a Roth IRA. A non-Roth IRA is an individual retirement account or annuity described in section 408(a) or 408(b), other than a Roth IRA.

Issuer. The issuer is the insurance company providing the annuity contract. The insurance company may use other terms besides “issuer” to refer to itself, such as, “company”, “insurer”, or “us.”

Annuitant. The annuitant is the person who establishes the annuity contract. The insurance company may use other terms besides “annuitant” to refer to the person who establishes the annuity contract, such as “owner”, “applicant”, “insured”, or “you”.

SPECIFIC INSTRUCTIONS

Article I. The annuitant may be subject to a 6-percent tax on excess contributions if (1) contributions to other individual retirement arrangements of the annuitant have been made for the same tax year, (2) the annuitant’s adjusted gross income exceeds the applicable limits in Article II for the tax year, or (3) the annuitant’s and spouse’s compensation does not exceed the amount contributed for them for the tax year. The annuitant should see the disclosure statement or Pub. 590 for more information.

Roth IRA-1MM	1	07-02

Article V. This article describes how distributions will be made from the Roth IRA after the annuitant’s death. Elections made pursuant to this article should be reviewed periodically to ensure they correspond to the annuitant’s intent. Under paragraph 2 of Article V, the annuitant’s spouse is treated as the owner of the Roth IRA upon the death of the annuitant, rather than as the beneficiary. Overriding language has been added to Article IX to enable the spouse to be treated as the beneficiary, and not the owner.

Article IX. Article IX and any that follow it may incorporate additional provisions that are agreed to by the annuitant and issuer to complete the contract. They may include, for example, definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of the issuer, issuer’s fees, state law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the annuitant, etc. These provisions may be on additional pages, if necessary, attached to this form.

TEXT

This rider is made a part of the annuity contract to which it is attached, and the following provisions apply in lieu of any provisions in the contract to the contrary. This Roth IRA rider supersedes a prior Roth IRA rider.

The annuitant is establishing a Roth individual retirement annuity (Roth IRA) under section 408A to provide for his or her retirement and for the support of his or her beneficiaries after death.

Article I

Except in the case of a rollover contribution described in section 408A(e), a recharacterized contribution described in section 408A(d)(6), or an IRA Conversion Contribution, the issuer will accept only cash contributions up to $3,000 per year for tax years 2002 through 2004. That contribution limit is increased to $4,000 for tax years 2005 through 2007 and $5,000 for 2008 and thereafter. For individuals who have reached the age of 50 before the close of the tax year, the contribution limit is increased to $3,500 per year for tax years 2002 through 2004, $4,500 for 2005, $5,000 for 2006 and 2007, and $6,000 for 2008 and thereafter. For tax years after 2008, the above limits will be increased to reflect a cost-of-living adjustment, if any.

Article II

1.	The contribution limit described in Article I is gradually reduced to $0 for higher income annuitants. For a single annuitant, the annual contribution is phased out between adjusted gross income (AGI) of $95,000 and $110,000; for a married annuitant filing jointly, between AGI of $150,000 and $160,000; and for a married annuitant filing separately, between AGI of $0 and $10,000. In the case of a conversion, the issuer will not accept IRA Conversion Contributions in a tax year if the annuitant’s AGI for the tax year the funds were distributed from the other IRA exceeds $100,000 or if the annuitant is married and files a separate return. Adjusted gross income is defined in section 408A(c)(3) and does not include IRA Conversion Contributions.

2.	In the case of a joint return, the AGI limits in the preceding paragraph apply to the combined AGI of the annuitant and his or her spouse.

Roth IRA-1MM	2	07-02

Article III

The annuitant’s interest in the contract is nonforfeitable and nontransferable.

Article IV

1.	The contract does not require fixed contributions.

2.	Any dividends (refund of contributions other than those attributable to excess contributions) arising under the contract will be applied (before the close of the calendar year following the year of the dividend) as contributions toward the contract.

Article V

1.	If the annuitant dies before his or her entire interest in the contract is distributed to him or her and the annuitant’s surviving spouse is not the designated beneficiary, the remaining interest in the contract will be distributed in accordance with (a) below or, if elected or there is no designated beneficiary, in accordance with (b) below:

(a)	The remaining interest in the contract will be distributed, starting by the end of the calendar year following the year of the annuitant’s death, over the designated beneficiary’s remaining life expectancy, or a period no longer than such remaining life expectancy, as determined in the year following the death of the annuitant. Life expectancy is determined using the single life table in Regulations section 1.401(a)(9)-9.

(b)	The remaining interest in the contract will be distributed by the end of the calendar year containing the fifth anniversary of the annuitant’s death.

2.	If the annuitant’s spouse is the designated beneficiary on the annuitant’s date of death, such spouse will then be treated as the annuitant.

Article VI

1.	The annuitant agrees to provide the issuer with information necessary for the issuer to prepare any reports required by sections 408(i) and 408A(d)(3)(E), Regulations section 1.408-5 and 1.408-6, or other guidance published by the Internal Revenue Service (IRS).

2.	The issuer agrees to submit to the IRS and annuitant the reports prescribed by the IRS.

Article VII

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling. Any additional articles inconsistent with section 408A, the related regulations, and other published guidance will be invalid.

Article VIII

This rider will be amended as necessary to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the contract.

Article IX

1.	Except in the case of disability or a distribution that is a first-time homebuyer expense (limited to $10,000), in the event that any distribution is made to the annuitant under this contract prior to his/her attaining age 59 1/2, such distribution may be subject to certain federal tax penalties.

Roth IRA-1MM	3	07-02

2.	The annuitant under this contract must also be the owner of the contract. No contingent annuitant or joint annuitant may be named.

3.	Part 2 of Article V of this rider is amended by changing the word “will” to “may”.

4.	Contributions may be made after the annuitant attains age 70 1/2.

5.	Where appropriate, the word “certificate” shall be substituted for the word “contract”, the word “participant” shall be substituted for the word “owner” or “contract owner”, and the word “rider” shall be substituted for the word “endorsement”.

Signed for Massachusetts Mutual Life Insurance Company by:

SECRETARY	PRESIDENT

Roth IRA-1MM	4	07-02

Exhibit 4.6

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Springfield, MA 01111-0001

SIMPLE IRA RIDER

(Savings Incentive Match Plan for Employees of Small Employers)

This rider modifies the Contract to which it is attached so that it may qualify as a simple retirement annuity, which is part of a “savings incentive match plan” (SIMPLE IRA) established by an eligible employer under Section 408(p) of the Internal Revenue Code of 1986, as amended (Code), and the Regulations under that Section. In the case of a conflict with any provision in the Contract, the provisions of this rider will control. The effective date of this rider is the date the rider is attached to the Contract. Where appropriate, the word “certificate” shall be substituted for the word “contract”, the word “participant” shall be substituted for the word “owner” or “contract owner”, and the word “endorsement” shall be substituted for the word “rider”. The Contract is modified as follows:

1.	The Contract Owner and the Annuitant shall be the same individual; neither may be changed and there shall be no Joint Contract Owner. Hereafter all references to the Contract Owner shall include the Annuitant.

2.	The interest of the Contract Owner under this Contract shall be nonforfeitable.

3.	The Contract may not be sold, assigned, discounted, pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, or otherwise transferred (other than a transfer incident to a divorce or separation instrument in accordance with Section 408(d)(6) of the Code) to any person other than to the Company.

4.	This Contract is established for the exclusive benefit of the Contract Owner and his or her Beneficiary(ies).

5.	This SIMPLE IRA will accept only:

	(a)	a cash contribution made by an employer on behalf of the individual under a SIMPLE IRA plan that meets the requirements of Code Section 408(p), and

	(b)	a rollover contribution or a transfer of assets from another SIMPLE IRA of the Contract Owner.

No other contributions will be accepted.

6.	(a)	Notwithstanding any provision of this SIMPLE IRA to the contrary, the distribution of the Contract Owner’s interest in the SIMPLE IRA shall be made in accordance with the requirements of Code Section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the SIMPLE IRA (as determined under section 7(c)) must satisfy the requirements of Code Section 408(a)(6) and the regulations thereunder, rather than paragraphs (b), (c) and (d) below and section 7.

SIMPLEIRA-1MM	1	07-02

	(b)	The entire interest of the Contract Owner will commence to be distributed no later than the first day of April following the calendar year in which the Contract Owner attains age 70 1/2 (the “required beginning date”) over (1) the life of the Contract Owner and his or her designated beneficiary or (2) a period certain not extending beyond the life expectancy of the Contract Owner or the joint and last survivor expectancy of the Contract Owner and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year and must be either nonincreasing or they may increase only as provided in Q&As 1 and 4 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations.

	(c)	The distribution periods described in paragraph (b) above cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations.

	(d)	The first required payment can be made as late as April 1 of the year following the year the Contract Owner attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

7.	(a)	If the Contract Owner dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed under the contract option chosen.

	(b)	If the Contract Owner dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

(1) If the designated beneficiary is someone other than the Contract Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the individual’s death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Contract Owner’s death, or, if elected, in accordance with paragraph (b)(3) below.

(2) If the Contract Owner’s sole designated beneficiary is the Contract Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Contract Owner’s death (or by the end of the calendar year in which the Contract Owner would have attained age 70 1/2, if later), over such spouse’s life, or, if elected, in accordance with paragraph (b)(3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as of his or her birthday in the

SIMPLEIRA-1MM	2	07-02

year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (b)(3) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

(3) If there is no designated beneficiary, or if applicable by operation of paragraph (b)(1) or (b)(2) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Contract Owner’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (b)(2) above).

(4) Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year specified in paragraph (b)(1) or (2) reduced by 1 for each subsequent year.

(c)	The “interest” in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As 7 and 8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

(d)	For purposes of paragraphs (a) and (b) above, required distributions are considered to commence on the Contract Owner’s required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

(e)	If the sole designated beneficiary is the Contract Owner’s surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA (permitted under the contribution rules for SIMPLE IRAs as if the surviving spouse were the owner) or fails to take required distributions as a beneficiary.

8.	The issuer of this SIMPLE IRA shall furnish annual calendar year reports concerning the status of the SIMPLE IRA and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

If contributions made on behalf of the Contract Owner under a SIMPLE IRA plan maintained by the Contract Owner’s employer are received directly by the issuer of this SIMPLE IRA contract from the employer, the issuer will provide the employer with the summary description required by Code Section 408(1)(2)(B).

SIMPLEIRA-1MM	3	07-02

9.	If this SIMPLE IRA is maintained by a designated financial institution (within the meaning of Code Section 408(p)(7)) under the terms of a SIMPLE IRA plan of the Contract Owner’s employer, the Contract Owner must be permitted to transfer the Contract Owner’s balance without cost or penalty (within the meaning of Code Section 408(p)(7)) to another IRA of the Contract Owner that is qualified under Code Section 408(a), (b) or (p), or to another eligible retirement plan described in Code Section 402(c)(8)(B).

10.	Prior to the expiration of the two-year period beginning on the date the Contract Owner first participated in any SIMPLE IRA plan maintained by the Contract Owner’s employer, any rollover or transfer by the Contract Owner of funds from this SIMPLE IRA must be made to another SIMPLE IRA of the Contract Owner. Any distribution of funds to the Contract Owner during this two-year period may be subject to a 25 percent additional tax if the Contract Owner does not roll over the amount distributed into a SIMPLE IRA. After the expiration of this two-year period, the Contract Owner may roll over or transfer funds to any IRA of the Contract Owner that is qualified under Code Section 408(a), (b) or (p), or to another eligible retirement plan described in Code Section 402(c)(8)(B).

Signed for Massachusetts Mutual Life Insurance Company by:

SECRETARY	PRESIDENT

SIMPLEIRA-1MM	4	07-02

Exhibit 4.7

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Springfield, MA 01111-0001

UNISEX ANNUITY RATES RIDER

This rider modifies the Contract to which it is attached for use in connection with a retirement plan which receives favorable income tax treatment under Sections 401, 403, 408, 408A or 457 of the Internal Revenue Code, or where required by state law. In the case of a conflict with any provision in the Contract, the provisions of this rider will control. The Company may further amend the Contract from time to time to meet any requirements applicable to such plans or laws. The effective date of this rider is the Rider Effective Date shown on the Contract Schedule. The provisions of the Contract are modified as follows:

1.	Deleting any reference to sex; and

2.	The Contract is further modified by substituting the attached Annuity Rate Tables 1, 2, 3, 5, 6, and 7 for the corresponding Annuity Rate Tables in the Annuity Rates section of the Contract.

Signed for Massachusetts Mutual Life Insurance Company by:

SECRETARY	PRESIDENT

UNISEX	1	09-01

FIXED ANNUITY RATES

TABLE 1 - OPTIONS A & B

MONTHLY PAYMENTS PER $1,000

Unisex

Age	Life Only	Years Certain & Life
		5	10	20	Age
50	3.76	3.76	3.75	3.70	50
51	3.82	3.81	3.80	3.75	51
52	3.88	3.87	3.86	3.80	52
53	3.94	3.93	3.92	3.85	53
54	4.00	4.00	3.98	3.90	54

55	4.07	4.06	4.04	3.96	55
56	4.14	4.13	4.11	4.01	56
57	4.21	4.21	4.18	4.07	57
58	4.29	4.29	4.26	4.13	58
59	4.38	4.37	4.34	4.20	59

60	4.47	4.46	4.42	4.26	60
61	4.56	4.55	4.51	4.32	61
62	4.66	4.65	4.61	4.39	62
63	4.77	4.76	4.70	4.46	63
64	4.89	4.87	4.81	4.53	64

65	5.01	4.99	4.92	4.60	65
66	5.14	5.12	5.03	4.67	66
67	5.28	5.25	5.16	4.73	67
68	5.43	5.39	5.28	4.80	68
69	5.59	5.55	5.42	4.87	69

70	5.76	5.71	5.56	4.93	70
71	5.94	5.88	5.70	5.00	71
72	6.14	6.07	5.86	5.06	72
73	6.34	6.27	6.02	5.11	73
74	6.57	6.47	6.18	5.17	74

75	6.81	6.70	6.35	5.21	75
76	7.07	6.93	6.53	5.26	76
77	7.34	7.18	6.70	5.30	77
78	7.64	7.44	6.89	5.33	78
79	7.95	7.72	7.07	5.36	79

80	8.29	8.01	7.26	5.39	80
81	8.66	8.33	7.45	5.42	81
82	9.06	8.65	7.63	5.44	82
83	9.48	8.99	7.81	5.45	83
84	9.94	9.35	7.99	5.47	84
85	10.42	9.73	8.15	5.48	85

UNISEX	2	09-01

FIXED ANNUITY RATES

TABLE 2 - OPTION C

MONTHLY PAYMENTS PER $1,000

UNISEX (1) / UNISEX (2) - JOINT AND LAST SURVIVOR ANNUITY

UNISEX (2)

UNISEX (1) AGE	40	45	50	55	60	65	70	75	80	85	UNISEX (1) AGE
40	3.11	3.16	3.21	3.25	3.27	3.30	3.31	3.32	3.33	3.33	40
45	3.16	3.24	3.31	3.37	3.42	3.45	3.48	3.50	3.51	3.51	45
50	3.21	3.31	3.41	3.50	3.57	3.63	3.68	3.71	3.73	3.74	50
55	3.25	3.37	3.50	3.62	3.74	3.84	3.91	3.97	4.01	4.03	55
60	3.27	3.42	3.57	3.74	3.90	4.06	4.18	4.28	4.36	4.40	60
65	3.30	3.45	3.63	3.84	4.06	4.28	4.48	4.66	4.79	4.88	65
70	3.31	3.48	3.68	3.91	4.18	4.48	4.79	5.07	5.30	5.48	70
75	3.32	3.50	3.71	3.97	4.28	4.66	5.07	5.49	5.89	6.21	75
80	3.33	3.51	3.73	4.01	4.36	4.79	5.30	5.89	6.49	7.04	80
85	3.33	3.51	3.74	4.03	4.40	4.88	5.48	6.21	7.04	7.90	85

FIXED ANNUITY RATES

TABLE 3 - OPTION D

MONTHLY PAYMENTS PER $1,000

UNISEX (1) / UNISEX (2) - JOINT AND 2/3 SURVIVOR ANNUITY

UNISEX(2)

UNISEX (1) AGE	40	45	50	55	60	65	70	75	80	85	UNISEX (1) AGE
40	3.18	3.22	3.25	3.28	3.30	3.31	3.32	3.33	3.33	3.33	40
45	3.27	3.33	3.38	3.42	3.45	3.48	3.49	3.50	3.51	3.52	45
50	3.37	3.45	3.52	3.58	3.63	3.68	3.71	3.73	3.74	3.75	50
55	3.48	3.57	3.67	3.76	3.84	3.91	3.96	4.00	4.03	4.04	55
60	3.59	3.71	3.83	3.95	4.07	4.18	4.28	4.34	4.39	4.42	60
65	3.72	3.85	4.00	4.16	4.33	4.50	4.65	4.77	4.86	4.92	65
70	3.86	4.01	4.18	4.38	4.60	4.84	5.07	5.28	5.45	5.57	70
75	4.00	4.17	4.37	4.61	4.89	5.20	5.54	5.87	6.17	6.40	75
80	4.16	4.34	4.57	4.84	5.17	5.57	6.03	6.52	7.00	7.41	80
85	4.31	4.51	4.76	5.07	5.45	5.93	6.51	7.18	7.89	8.59	85

UNISEX	3	09-01

VARIABLE ANNUITY RATES

TABLE 5 - OPTIONS A & B

MONTHLY PAYMENTS PER $1,000

Unisex

Age	Life Only	Years Certain & Life
		5	10	20	Age
50	4.36	4.36	4.35	4.29	50
51	4.41	4.41	4.40	4.33	51
52	4.47	4.47	4.45	4.38	52
53	4.53	4.52	4.51	4.43	53
54	4.59	4.59	4.56	4.48	54

55	4.66	4.65	4.63	4.53	55
56	4.73	4.72	4.69	4.58	56
57	4.80	4.79	4.76	4.64	57
58	4.88	4.87	4.84	4.70	58
59	4.96	4.95	4.91	4.75	59

60	5.05	5.04	4.99	4.82	60
61	5.14	5.13	5.08	4.88	61
62	5.24	5.23	5.17	4.94	62
63	5.35	5.33	5.27	5.00	63
64	5.46	5.44	5.37	5.07	64

65	5.59	5.56	5.48	5.13	65
66	5.72	5.69	5.59	5.20	66
67	5.85	5.82	5.71	5.27	67
68	6.00	5.96	5.84	5.33	68
69	6.16	6.12	5.97	5.39	69

70	6.33	6.28	6.11	5.45	70
71	6.52	6.45	6.25	5.51	71
72	6.71	6.63	6.40	5.57	72
73	6.92	6.83	6.55	5.62	73
74	7.15	7.04	6.72	5.67	74

75	7.39	7.26	6.88	5.72	75
76	7.65	7.49	7.05	5.76	76
77	7.92	7.74	7.23	5.80	77
78	8.22	8.00	7.41	5.83	78
79	8.54	8.28	7.59	5.86	79

80	8.88	8.57	7.77	5.89	80
81	9.25	8.88	7.95	5.91	81
82	9.65	9.21	8.13	5.93	82
83	10.08	9.55	8.31	5.95	83
84	10.54	9.90	8.48	5.96	84
85	11.03	10.28	8.64	5.97	85

UNISEX	4	09-01

VARIABLE ANNUITY RATES

TABLE 6 - OPTION C

MONTHLY PAYMENTS PER $1,000

UNISEX (1) / UNISEX (2) - JOINT AND LAST SURVIVOR ANNUITY

UNISEX (2)

UNISEX (1) AGE	40	45	50	55	60	65	70	75	80	85	UNISEX (1) AGE
40	3.73	3.78	3.82	3.86	3.89	3.91	3.93	3.94	3.95	3.95	40
45	3.78	3.85	3.92	3.97	4.02	4.05	4.08	4.10	4.11	4.12	45
50	3.83	3.92	4.01	4.09	4.16	4.22	4.27	4.30	4.32	4.34	50
55	3.86	3.97	4.09	4.21	4.32	4.41	4.49	4.55	4.59	4.62	55
60	3.89	4.02	4.16	4.32	4.47	4.62	4.75	4.85	4.92	4.97	60
65	3.91	4.05	4.22	4.41	4.62	4.83	5.03	5.21	5.34	5.44	65
70	3.93	4.08	4.27	4.49	4.75	5.03	5.33	5.61	5.85	6.03	70
75	3.94	4.10	4.30	4.55	4.85	5.21	5.61	6.03	6.42	6.75	75
80	3.95	4.11	4.32	4.59	4.92	5.34	5.85	6.42	7.02	7.58	80
85	3.95	4.12	4.34	4.62	4.97	5.44	6.03	6.75	7.58	8.43	85

VARIABLE ANNUITY RATES

TABLE 7 - OPTION D

MONTHLY PAYMENTS PER $1,000

UNISEX (1) / UNISEX (2) - JOINT AND 2/3 SURVIVOR ANNUITY

UNISEX (2)

UNISEX (1) AGE	40	45	50	55	60	65	70	75	80	85	UNISEX (1) AGE
40	3.81	3.84	3.87	3.89	3.91	3.93	3.94	3.95	3.95	3.95	40
45	3.89	3.94	3.99	4.03	4.06	4.08	4.10	4.11	4.12	4.13	45
50	3.99	4.05	4.12	4.18	4.23	4.27	4.30	4.32	4.34	4.35	50
55	4.10	4.18	4.26	4.35	4.42	4.49	4.54	4.58	4.61	4.63	55
60	4.21	4.31	4.42	4.54	4.65	4.75	4.84	4.91	4.96	5.00	60
65	4.35	4.46	4.60	4.74	4.90	5.06	5.21	5.33	5.42	5.49	65
70	4.50	4.63	4.79	4.97	5.18	5.40	5.63	5.83	6.00	6.13	70
75	4.67	4.81	5.00	5.22	5.48	5.78	6.10	6.42	6.72	6.95	75
80	4.84	5.01	5.22	5.47	5.78	6.16	6.60	7.08	7.55	7.97	80
85	5.03	5.21	5.44	5.73	6.09	6.54	7.10	7.75	8.46	9.15	85

UNISEX	5	09-01